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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Edwards Lifesciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 31, 2011

To our Stockholders:

        The Board of Directors joins me in inviting you to attend the 2011 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at One Edwards Way, Irvine, California, on Thursday, May 12, 2011, commencing at 10:00 a.m., Pacific Daylight Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders also may access the Notice of Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

        At the meeting, in addition to discussing matters described in the Proxy Statement, I will report on our 2010 achievements and discuss our plans for continued growth and success.

        We look forward to seeing you at the upcoming Annual Meeting of Stockholders.

Sincerely,

Michael A. Mussallem
 Chairman of the Board and
Chief Executive Officer

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
Phone: 949.250.2500 www.edwards.com

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
949.250.2500

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, May 12, 2011

To the Stockholders of

EDWARDS LIFESCIENCES CORPORATION

        The 2011 Annual Meeting of Stockholders of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614 on Thursday, May 12, 2011, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect the two nominees identified in the attached proxy statement (the "Proxy Statement") as directors for the terms described therein;

  2.
  To approve an amendment and restatement of the Company's Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") to increase the total number of shares of common stock available for issuance under the Long-Term Stock Program by 1,500,000 shares;

  3.
  To approve, in a non-binding vote, the compensation of the Company's named executive officers as described in the Proxy Statement;

  4.
  To recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years;

  5.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2011; and

  6.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

        The Board of Directors has fixed the close of business on Friday, March 18, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

        Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, please vote your shares in one of the following three ways: (1) complete, sign, date, and return the enclosed proxy card in the enclosed, postage-prepaid envelope; (2) call the toll-free number listed on the proxy card; or (3) access the Internet as indicated on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

By Order of the Board of Directors,

Denise E. Botticelli Vice President, Associate General Counsel and Secretary

March 31, 2011

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS

i

ii

EDWARDS LIFESCIENCES CORPORATION

 PROXY STATEMENT FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), for use at the 2011 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Pacific Daylight Time, on Thursday, May 12, 2011, at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614.

        The Board of Directors has fixed the close of business on Friday, March 18, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 18, 2011, the Company had outstanding 114,811,280 shares of common stock. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to and including the date of the meeting, at the offices of the Company located at One Edwards Way, Irvine, California 92614.

        Whether or not you plan to attend the Annual Meeting, please vote in one of the following three ways:

  •
  complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope;

  •
  call the toll-free number listed on the proxy card; or

  •
  access the Internet as indicated on the proxy card.

        The proxy holders appointed by the Company will vote your shares according to your instructions. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxy holders to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

        You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

        These proxy materials are first being sent to stockholders on or about March 31, 2011.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2011: Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our fiscal 2010 Annual Report are available at our website at www.edwards.com. Additionally, as required by SEC rules, you may access our proxy statement at www.edwards.com/2011proxy, which does not have "cookies" that identify visitors to the site.

 Voting Information

        The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters, including the election of directors and matters relating to equity compensation plans or executive compensation, unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise the Company that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called "broker non-votes." Broker non-votes and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

        Each stockholder is entitled to one vote per share on each proposal to be voted upon at the meeting. Directors will be elected by a majority of votes cast, which means that the number of shares voted "for" each of the nominees for election to our Board of Directors must exceed 50% of the number of votes cast with respect to each nominee's election. If you are a beneficial owner of the Company's shares and do not provide the stockholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, and, as such, will not be considered entitled to vote on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

        The affirmative vote of a majority of shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote is necessary for the approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program"), the approval of the compensation of the Company's named executive officers as described in this Proxy Statement, and the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for fiscal year 2011. The number of years for the frequency of the advisory vote on the compensation of the Company's named executive officers that receives the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be the frequency that stockholders approve.

        If stockholder approval is not obtained for the amendment and restatement of the Long-Term Stock Program, then the number of shares reserved under the Long-Term Stock Program will not be increased. The Company would consider alternative annual cash compensation programs (including discretionary bonuses) that, in some cases, may result in annual cash compensation to executive officers that would not be deductible under Internal Revenue Code Section 162(m) ("Section 162(m)"). Because your votes on the compensation of the Company's named executive officers and the frequency of the advisory vote on the compensation of the Company's named executive officers are advisory, they will not bind the Board of Directors or the Compensation and Governance Committee (the "Compensation Committee"). However, the Board of Directors and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation and in determining how frequently future stockholder advisory votes on the compensation of the Company's named executive officers will occur.

        With respect to each proposal, abstentions will have the effect of votes against the proposal. Broker non-votes with respect to each proposal, however, will not be considered as present and entitled to vote on that proposal. Shares held by beneficial owners who do not provide voting instructions with respect to the Long-Term Stock Program, the compensation of the Company's named executive officers or the frequency of the advisory vote on the compensation of the Company's named executive officers to the stockholder of record may constitute broker non-votes with respect to such matters and as such will not be considered entitled to vote on such matters. However, in the event of such a failure to provide voting instructions with respect to the ratification of the appointment of PwC, the stockholder of record will have discretion to vote thereon.

        A stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke an earlier submitted proxy. The proxy holders appointed by the Company will vote your shares according to your instructions. If no direction is made on a properly signed and dated proxy card, the stockholder's shares will be voted FOR the election of the named director nominees, FOR the amendment and restatement of the Long-Term Stock Program, FOR the approval of the compensation of the Company's named executive officers, FOR an advisory vote with respect to the compensation of the Company's named executive officers to be held once every THREE years, and FOR the ratification of the appointment of PwC as the Company's independent registered public accounting firm for fiscal year 2011. With respect to any other matter properly presented at the Annual Meeting, the proxy card gives authority to the proxy holders to vote the stockholder's shares in the proxy holder's discretion.

Proxy Solicitation Costs

        Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, also may solicit proxies by mail, telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

        In addition, the Company has retained Georgeson Inc., ("Georgeson") to assist with the distribution and solicitation of proxies for a fee of $20,000, plus expenses for these services. The Company also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson's gross negligence or intentional misconduct. Georgeson and the Company's officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. The Company will pay no additional compensation to its officers, directors and employees for these activities.

PROPOSALS TO BE VOTED ON

Proposal 1—Election of Directors

        The Board of Directors nominates the nominees below to serve as directors for the terms indicated below, or until their successors are elected and qualified.

Nominees for Director to Serve Until the Annual Meeting in 2014:
John T. Cardis
David E.I. Pyott

        Each of the nominees standing for election has consented to serve as a director if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board of Directors. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of the Company's executive officers.

        Please see the section below titled "Corporate Governance" for more information regarding the nominees, the Board of Directors, the committees of the Board of Directors, director independence, and related matters.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees for director.

 Proposal 2—Amendment and Restatement of the Long-Term Stock Incentive Compensation Program

        The Board of Directors has approved an amendment and restatement of the Long-Term Stock Program, subject to stockholder approval. The proposed amendment and restatement will increase the total number of shares of common stock available for issuance under the Long-Term Stock Program by 1,500,000 shares.

        The Board of Directors and the Compensation Committee believe that stockholders' support of this proposal will enable the Company to continue to attract and retain the highest caliber of employees within our industry, link incentive awards to Company performance, encourage employee ownership in the Company and more closely align the interests of employees with those of our stockholders.

        We have projected that we will need additional shares at this time to continue to use stock-based compensation to provide competitive long-term incentives to eligible employees during the next year. While our compensation strategy has been formulated for the long-term, we provide stockholders the opportunity to evaluate and vote annually on share increases to the Long-Term Stock Program. Therefore, the Company is requesting stockholder approval of an amount of shares we anticipate will be necessary to implement our equity-based compensation strategy in the near term.

        The Company believes that the long-term component of our incentive compensation program should be aligned with stockholders and strongly prefers the attributes of stock-based incentives. If stockholder approval for this proposal is not obtained, the number of shares reserved under the Long-Term Stock Program will not be increased, and we will be unable to fully implement the long-term incentive component of our compensation program. Without the ability to use stock, we would be required to replace stock compensation with the equivalent in cash incentives in order to maintain a competitive compensation program. Cash incentive programs generally offer much less opportunity to link management compensation to stock performance. In years when performance targets are exceeded, the use of cash incentive programs could greatly impact the Company's net income.

        The Company encourages stockholders to consider the following factors:

  •
  The Company believes that its incentive compensation program is essential to our financial success. Further, we believe our incentive compensation program has been a contributing factor in our many recent achievements, including a 289% return over the past five years. The following chart shows the cumulative total return of $100 invested on December 31, 2005 in the Company, the Standard & Poor's 500 Index, and the Morgan Stanley Healthcare Products Index, including the reinvestment of dividends.

	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10
Edwards Lifesciences	$100	$113	$111	$132	$209	$389
S&P 500	$100	$116	$122	$77	$97	$112
Morgan Stanley Healthcare Products	$100	$110	$111	$92	$104	$105

  •
  Each year since 2005, the Company has actively repurchased shares of its common stock through various stock repurchase programs.

	2005	2006	2007	2008	2009	2010
Shares Outstanding at Fiscal Year End (in millions)	119.0	115.4	113.2	111.9	113.7	115.0

    On March 18, 2011, the Company had outstanding 114,811,280 shares of common stock.

    On February 11, 2010, the Board of Directors authorized the Company to repurchase common stock with an aggregate value of up to $500,000,000. Based on the closing price of our shares on the New York Stock Exchange (the "NYSE") of $85.04 as of February 28, 2011, the amount remaining available for repurchase on that date represented approximately 4.1 million shares.

  •
  The Company grants long-term incentive awards (stock options and restricted stock units) to a limited number of employees who are considered key contributors to our success and whose performance most directly influences the long-term results of the Company. This strategy has allowed the Company to achieve a low burn rate while providing adequate incentives for our key employees.

	2007	2008	2009	2010
Three Year Average Burn Rate(1)(2)	2.4%	2.1%	1.7%	1.6%

(1)	Burn Rate =	Shares granted less cancellations Shares outstanding
(2)	The three year average Burn Rate for each year is calculated as the sum of the Burn Rates for that year and the preceding two years, divided by 3.

    The 1,500,000 shares requested in this proposal represent 1.3% of the Company's outstanding shares at December 31, 2010.

Carve-out

        When employees hold "in-the-money" stock options for a long time it can artificially skew the overhang, or the percentage of outstanding shares represented by all stock incentives awarded and those available for future awards under all plans. Therefore, certain proxy advisory firms have started using a "carve-out" methodology for this calculation. A company may apply the carve-out methodology for purposes of determining the number of new shares that can be requested, if they have sustained positive stock performance and high equity overhang (attributable to in-the-money options outstanding in excess of six years), along with sound compensation practices. We believe the carve-out method is applicable to our Company for the reasons noted below.

        Edwards Lifesciences has:

  •
  demonstrated prolonged favorable cumulative total shareholder return ("TSR") as compared to averages in the medical device industry (comparisons of TSR for the medical device industry based on the Morgan Stanley Healthcare Products Index) through December 31, 2010:

  •
  One year TSR of 86.2% compared to industry performance of 1.0%;

  •
  3-year TSR of 251.5% compared to -5.3% for the industry;

  •
  5-year TSR of 288.6% compared to 5.5% for the industry; and

  •
  10-year TSR of 810.9% compared to -12.6% for the industry.

  •
  a significant portion of overhang attributed to a large population of employees who have held stock options due to their increasing value;

  •
  As of February 28, 2011, a total of 7,336,943 options were outstanding and vested with a weighted average exercise price of $22.92. Approximately 25% of these options outstanding are (i) in excess of six years old, and (ii) substantially in-the-money, with a weighted average exercise price of $13.43 (see table below). We believe these figures reflect employees' confidence in the Company's future prospects.

  The following table provides information on vested stock options outstanding demonstrating the components of the overhang as of February 28, 2011.

	Vested Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Vested Options outstanding in excess of six years	1,759,588	$13.43	1.09
Vested Options outstanding less than six years	5,577,355	$25.92	3.08
All vested options outstanding	7,336,943	$22.92	2.60
    •
    One-hundred percent of all outstanding options that were vested as of February 28, 2011 are in-the-money, and 99% of total outstanding options are in-the-money.

  •
  pay for performance practices are aligned with industry standards.

        The Company notes these additional factors:

  •
  As of February 28, 2011, a total of 12,051,956 shares (including 10,838,660 shares subject to outstanding options and 1,213,296 restricted shares and restricted stock units) were subject to outstanding options and stock awards under the Long-Term Stock Program. The 10,838,660 shares subject to outstanding options have a weighted average exercise price of $28.75. The weighted average remaining contractual life of outstanding options was 3.49 years as of February 28, 2011 (see table below).

    The following table provides information on stock options outstanding demonstrating the components of the overhang as of February 28, 2011.

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Options outstanding in excess of six years	1,759,588	$13.43	1.09
Options outstanding less than six years	9,079,072	$31.72	3.96
All options outstanding	10,838,660	$28.75	3.49
  •
  Of the total 12,051,956 shares subject to options and stock awards that were outstanding as of February 28, 2011, approximately 37% were held by the Named Executive Officers (as defined in the section entitled "Compensation Discussion and Analysis" at page 30) as a group.

  •
  The Company adopted stock ownership guidelines for its executive officers beginning in 2000 to create additional owner commitment and to emphasize shareholder value creation. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Stock Ownership Guidelines" at page 39.) All executive officers have either exceeded their ownership target levels or are on track to achieve their ownership targets by the required date.

  •
  The Long-Term Stock Program is a component of total executive direct compensation (total cash compensation plus equity), which is targeted to be at approximately the median for comparable positions at competitive peer companies. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Compensation Process" at page 32.)

        The Company is committed to maintaining strong corporate governance practices and notes the following important factors that pertain to our Long-Term Stock Program and/or our long-term equity compensation practices:

  •
  In 2003, the Company reduced the maximum term of options to seven years from ten years. Our standard practice for options is ratable vesting over four years;

  •
  Our standard practice imposes a minimum vesting period of three years on restricted stock awards;

  •
  The Long-Term Stock Program does not allow net share counting provisions;

  •
  The Company does not have any program, plan or practice to time option grants in coordination with the release of material information. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Market Timing of Equity Awards" at page 39.);

  •
  The Company's practice is to grant equity to Named Executive Officers each year at its May meeting, in conjunction with the annual meeting of stockholders;

  •
  The Company has never engaged in a repricing of stock options, and our Long-Term Stock Program would require stockholder approval for any repricing actions; and

  •
  The Company provides our stockholders the opportunity to evaluate and vote annually on share increases to the Long-Term Stock Program.

        The Section below entitled "The Long-Term Stock Incentive Compensation Program" describes the principal features of the Long-Term Stock Program, giving effect to the amendment and restatement that is the subject of this Proposal 2. The summary, however, does not purport to be a complete description of the Long-Term Stock Program. A copy of the amended and restated Long-Term Stock Program is attached as Appendix A to this Proxy Statement.

The Board of Directors of the Company recommends a vote FOR the amendment and restatement of the Long-Term Stock Incentive Compensation Program.

 Proposal 3—Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act")) and the related rules of the SEC, the Company is providing its stockholders with the opportunity to vote, on an advisory, non-binding basis, on the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

        As described in the Compensation Discussion and Analysis, our compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities. High-caliber talent is critical to our success and we strive to provide compensation that is competitive. Our strong "pay for performance" culture is reflected in the following:

  •
  A significant portion of executive compensation is performance-based;

  •
  Our performance goals consist of a mix of company-wide financial and operating and strategic measures as well as personal objectives designed to further the Company's annual and long-term business performance; and

  •
  We strive to align the interests of our executives with the interests of our stockholders.

        The Compensation Committee regularly reviews our executive officer compensation programs to ensure that they achieve the desired goals.

        We urge stockholders to read the Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures are designed and operate to achieve our compensation and strategic objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing on pages 44 through 57. The Compensation Committee and the Board of Directors believe that the policies, procedures and compensation programs described in these sections have contributed to the Company's recent and long-term performance.

        We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included in the Proxy Statement."

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and will consider the voting results as appropriate when making future decisions regarding executive compensation.

The Board of Directors of the Company recommends a vote FOR the approval of the compensation of the Company's Named Executive Officers, as described in this Proxy Statement.

 Proposal 4—Advisory Vote on Frequency of Advisory Vote on Executive Compensation

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Act) and the related rules of the SEC, the Company will present a separate resolution to its stockholders providing for a vote, on an advisory, non-binding basis, for their preference as to whether the Company should hold future advisory votes on the compensation of its Named Executive Officers as described in the preceding proposal every one, two or three years.

        After careful consideration of this proposal, the Board of Directors has determined that it is appropriate and in the best interests of the Company to hold an advisory vote on the compensation of our Named Executive Officers every three years for a number of reasons, including the following:

  •
  A three-year frequency is consistent with our long-term approach to executive compensation;

  •
  Our compensation programs do not change materially from year to year;

  •
  Equity compensation is structured to vest over a multi-year period;

  •
  Voting every three years would also give our stockholders the opportunity to more fully and effectively assess our long-term compensation strategies and the related business outcomes; and

  •
  Starting with a longer cycle does not preclude the Company from going to shorter cycles in the future if that becomes more appropriate or desirable.

        In making its decision, our Board of Directors took into account the fact that some stockholders believe that annual say-on-pay votes provide a higher level of accountability and direct communication. The Board recognizes the importance of receiving regular input from stockholders on significant matters such as our executive compensation policies and practices. In that respect, we note that in recent years we have submitted our Long-Term Stock Program to a stockholder vote annually. However, we believe that an annual say-on-pay vote could inappropriately lead to a short-term perspective bearing on our overall executive compensation program. Accordingly, the Board believes that an annual say-on-pay vote would be more limited in value than a vote which reflects the long-term executive compensation philosophy of the Company. Furthermore, we view the say-on-pay vote as just one opportunity for stockholders to communicate with us regarding their views on the Company's executive compensation program. We encourage stockholders who have concerns about executive compensation during the period between say-on-pay votes to bring such concerns to the attention of the Company by contacting the Investor Relations department at Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, or by email at investor_relations@edwards.com.

        Finally, although we believe that holding say-on-pay votes every three years reflects the right balance of considerations for the Company, we will periodically reassess that view and hold say-on-pay votes more frequently if such action is warranted by input from stockholders, material changes to our compensation programs, or other circumstances.

        Stockholders are not voting to approve or disapprove of the Board's recommendation. Instead, the proxy card provides stockholders with three choices with respect to this proposal: one year, two years or three years. In addition, stockholders may abstain from voting on the proposal.

        This vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the voting results, as appropriate, when adopting a policy on the frequency of future say-on-pay votes. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by the Board of Directors as the stockholders' recommendation as to the frequency of future say-on-pay votes. Nevertheless, because this vote is advisory and not binding, the Board may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders.

The Board of Directors of the Company recommends a vote FOR an advisory vote with respect to the compensation of the Company's Named Executive Officers to be held once EVERY THREE YEARS.

 Proposal 5—Ratification of Appointment of the Independent Registered Public Accounting Firm

        The Audit and Public Policy Committee (the "Audit Committee") has appointed PwC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011. Representatives of PwC are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. PwC also performs certain non-audit services for the Company. Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011.

 Other Business

        It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

CORPORATE GOVERNANCE

Board Composition

        The Board of Directors currently consists of eight directors divided into three classes as indicated below.

Current Class II Directors—Nominated for Reelection for a Term Expiring in 2014

John T. Cardis, age 69. Mr. Cardis has been a director of the Company since 2004. Mr. Cardis, a senior partner of Deloitte & Touche until his retirement in 2004, served at Deloitte & Touche for 41 years in positions of increasing responsibility, including as National Managing Partner-Global Strategic Clients, as a member of its executive committee for 18 years, and as a member of its board of directors. He has been a director of Avery Dennison Corporation since 2004. Mr. Cardis remains actively involved as a private investor and serves a number of non-profit and community organizations.

Mr. Cardis possesses in-depth, practical knowledge of financial and accounting principles as well as experience in overseeing enterprise risk and risk mitigation strategies. Throughout his career, he has worked with numerous boards and audit committees on technical and governance matters. This background, and his management and operations experience as a senior partner at Deloitte & Touche, provide a valuable perspective to the Board as a whole, and are important to his role as Chairman of the Audit and Public Policy Committee.

David E.I. Pyott, age 57. Mr. Pyott has been a director of the Company since 2000. He has served as Chairman of the Board of Allergan, Inc., a global specialty pharmaceutical and medical device company since April 2001, Allergan's Chief Executive Officer since January 1998, and its President from 1998 through January 2006 and again beginning March 27, 2011. Mr. Pyott has been a director of Avery Dennison Corporation since 1999. He serves on the board and executive committee of the California Healthcare Institute, on the board and on the executive committee of the Biotechnology Industry Organization (BIO), on the Directors' Board of the Paul Merage School of Business at the University of California (Irvine), and is a Trustee of Chapman University. Mr. Pyott holds a Diploma in European and International Law from the Europa Institute at the University of Amsterdam, a Master of Arts from the University of Edinburgh, and an MBA from the London Business School.

Mr. Pyott's many years of experience as the chairman and chief executive officer of a complex global multi-specialty healthcare company enable him to make important contributions to the Board in a full range of company management issues and processes, particularly in the areas of global marketing, international regulatory requirements, and other unique aspects of doing business outside the United States. His legal background and insights also add a valuable perspective to the Board's discussions.

Continuing Class III Directors—Term Scheduled to Expire in 2012

Mike R. Bowlin, age 68. Mr. Bowlin has been a director of the Company since 2000 and is currently serving as the Presiding Director of the Board. He served as Chairman of the Board of Atlantic Richfield Company (which merged with BP Amoco in 2000) from 1995 until his retirement in 2000, as its President from 1993 to 1998 and as its Chief Executive Officer from 1994 to 2000. Mr. Bowlin has been a director of FMC Technologies, Inc., since 2001 and also is a director of the University of North Texas Foundation.

Mr. Bowlin's general management experience as Chairman and Chief Executive Officer at Atlantic Richfield Company, a complex global corporation, and business and risk oversight experience as a member of its Board of Directors, make him particularly well-suited to serve as a member of the Company's Board of Directors and as its Presiding Director. In addition, his extensive experience in managing diverse compensation and incentive programs is especially valuable in his role as Chairman of the Compensation and Governance Committee.

Barbara J. McNeil, M.D., Ph.D., age 70. Dr. McNeil has been a director of the Company since 2006. Since 1990, she has served as the Ridley Watts Professor of Health Care Policy at Harvard Medical School. In addition, since 1988, Dr. McNeil has served as the chair of the Department of Health Care Policy at Harvard Medical School. Since 1983, she has been a Professor of Radiology at both Harvard Medical School and Brigham and Women's Hospital. Dr. McNeil served as a director of CV Therapeutics, Inc., from 1994 to 2008. She also served as a director of Flagship Global Health, Inc., from 2005 to 2008. Dr. McNeil is a member of the Institute of Medicine of the National Academy of Sciences (where she was formerly chair of its Board of Healthcare Services) and the American Academy of Arts and Sciences. She is a member and former chair of the Medicare Evidence Development and Advisory Committee and is a member of the Blue Cross Medical Advisory Panel. Dr. McNeil holds an M.D. from Harvard Medical School and a Ph.D. in Biological Chemistry from Harvard University.

Dr. McNeil provides the Board with expertise related to a variety of scientific and medical matters from her broad experience in the academic and health care delivery worlds. Her experience in the health care policy arena also gives her insights into other medical-related organizations and the issues they face, and is quite complementary to the Board's experience and insight.

Michael A. Mussallem, age 58. Mr. Mussallem has been Chairman of the Board and Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter International Inc., including Group Vice President of its Cardio-vascular business from 1994 to 2000, and Group Vice President of its Biopharmaceutical business from 1998 to 2000. Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering from the Rose-Hulman Institute of Technology and was conferred an honorary Doctorate by his alma mater in 1999. He was a director of Advanced Medical Optics, Inc., from 2002 to 2009, where he chaired the Organization, Compensation and Corporate Governance committee, and World Heart Corporation from 2000 to 2003. Mr. Mussallem is a director of the OCTANe Foundation for Innovation, is a director and former chairman of the California Healthcare Institute, and was chairman of the Advanced Medical Technology Association ("AdvaMed") from 2008 through 2010.

Mr. Mussallem has an extensive knowledge of the medical device industry in general, and of the people, operations, processes, and products of the Company, in particular, built over a 30-year career with the Company and its predecessor. In addition, he has played a leadership role in the medical device industry and, particularly through his recent role as Chairman of AdvaMed, the largest medical device trade organization in the world, has made important contributions to the healthcare policy discussions in California, the United States, and the key global markets that the Company serves. These external experiences also have allowed relationships which are helpful in developing the Board's strategic perspective and enhanced his leadership of the Company.
Continuing Class I Directors—Term Scheduled to Expire in 2013

Robert A. Ingram, age 68. Mr. Ingram has been a director of the Company since 2003. He has been a General Partner in the firm Hatteras Venture Partners, a venture capital firm that invests in early-stage life science companies since 2007. Mr. Ingram has served as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc, a pharmaceutical research and development company, since January 1, 2010. He previously served as Vice Chairman Pharmaceuticals, GlaxoSmithKline plc, from 2003 through 2009 and Chief Operating Officer and President of Pharmaceutical Operations, GlaxoSmithKline plc, from January 2001 through January 2003. Previously, he was Chief Executive Officer of Glaxo Wellcome plc from 1997 to 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc's United States subsidiary, from 1999 to 2000. Mr. Ingram has been on the board of directors of Valeant Pharmaceuticals International since 2003, serving as its Chairman of the Board from 2006 to 2008, when he became its lead director. He was again named Chairman of the Board of Valeant in December 2010. Mr. Ingram has also been a director of Cree, Inc., since 2008; Lowe's Companies, Inc., since 2001; Allergan, Inc. since 2005; and Elan Corporation, since December 2010. He was elected as Chairman of the Board of Elan Corporation in January 2011. Mr. Ingram was a director of Mysis plc, Nortel Networks Corporation, Wachovia Corporation, and OSI Pharmaceuticals, Inc., until 2005, 2006, 2008, and 2010, respectively.

Mr. Ingram is a seasoned executive and corporate director with extensive knowledge and experience in the management of highly regulated pharmaceutical and medical device companies. His in-depth knowledge and understanding of the regulatory environment and governmental processes, coupled with the relationships he has developed with key governmental officials, have been particularly helpful to the Board's perspective.

William J. Link, Ph.D., age 64. Dr. Link has been a director of the Company since May 2009. He is Managing Director and co-founder of Versant Ventures, a venture capital firm investing in early-stage health care companies. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, Dr. Link was founder, Chairman and Chief Executive Officer of Chiron Vision, which was later sold to Bausch & Lomb, Inc. He also founded and served as President of American Medical Optics, Inc., which was acquired by Allergan, Inc. Dr. Link served as a director of Advanced Medical Optics, Inc., from 2002 to 2009. Before entering the health care industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link earned his Bachelor's, Master's and Doctorate degrees in Mechanical Engineering from Purdue University.

Dr. Link's experience in identifying new business opportunities and successfully commercializing products in the medical device industry provide the Board with a valuable perspective in evaluating the prospects of existing business operations and assessing the potential for future innovative opportunities.

Wesley W. von Schack, age 66. Mr. von Schack has been a director of the Company since February 2010. He served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy service company, from 1996 until his retirement in 2009 (Energy East Corporation was acquired by Iberdrola S.A. in 2008). Mr. von Schack has been a director of the Bank of New York Mellon Corporation since 2007 and is its lead director and chairman of its executive committee. He was a director of Mellon Financial Corporation from 1989 to 2007. He has been a member of the board of Directors of AEGIS Insurance Services since 1997 and its chairman since 2006, and has been a director of Teledyne Technologies, Inc., since 2006. Mr. von Schack served on the board of RTI International Metals, Inc., from 1991 to 2003 and was chairman of the RTI audit committee from 1995 to 2003. Mr. von Schack received his Bachelor's degree in Economics from Fordham University, an MBA from St. John's University, and Doctorate from Pace University.

Mr. von Schack's experience of more than 30 years' managing operations in the highly regulated energy industry as both a chief executive officer and a chief financial officer, combined with many years of Board experience and audit and compensation committee chairmanships enable him to contribute his significant insights in assessing and managing the risks and opportunities inherent in complex organizations.

Director Independence

        Under the corporate governance rules of the NYSE, a majority of the members of the Company's Board of Directors must satisfy the NYSE criteria for "independence." No director qualifies as independent under the NYSE rules unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board of Directors has determined that all of the continuing members of the Board as well as all of the nominees for director, other than Mr. Mussallem, are independent under the NYSE rules. In making its determinations, the Board of Directors considered previous positions held by such individuals and concluded, as it had in prior years, that such prior positions did not impair or otherwise affect director independence.

 Governance Guidelines

        The Company's Board of Directors has adopted a set of Governance Guidelines to assist the Board of Directors and its committees in performing their duties and serving the best interests of the Company and its stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of the Board of Directors, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board of Directors. The Company's Governance Guidelines are available on the Company's website at www.edwards.com under "Investor Relations—Corporate Governance and Responsibility."

Communications with the Board

        Any interested party who desires to contact any member of the Board of Directors, including the Presiding Director or the non-management members of the Board as a group, may write to any member or members of the Board at: Board of Directors, c/o Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Secretary of the Company and distributed to the appropriate members of the Board depending on the facts and circumstances described in the communication.

Board Leadership Structure

        The Company's Chief Executive Officer also serves as the Chairman of the Board of Directors. This leadership structure has been in place since the Company first became a public company in 2000. This approach is commonly used by other public companies in the United States, and the Board believes it has been effective for this Company as well. The Company has a single leader, and the Company's Chairman and Chief Executive Officer is seen by customers, business partners, investors, and others as providing strong leadership for the Company in the communities it serves and in its industry. The Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a more constructive and cooperative relationship between the Board and management, and that communications between the Board and management are more open and effective than they would be under a different structure. The Board also believes that, given its size and the constructive working relationships of its members, changing the existing structure would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in overseeing the affairs of the Company. All directors are well engaged in their responsibilities, express their views, and are open to the opinions expressed by other directors.

        Nevertheless, the Board believes that it is important to have an active, engaged and independent Board. The requirements of the NYSE are that a majority of the members of the Board be independent. All members of the Company's Board, other than the Chairman, are independent. In order to assure that the independent directors are not inappropriately influenced by management, the non-management members of the Board meet in executive session, without management, in conjunction with each of the regularly scheduled meetings of the Board and each committee, and otherwise, as deemed necessary. This allows directors to speak candidly on any matter of interest, without the Chief Executive Officer or other members of management present. Mr. Bowlin is currently designated as the Presiding Director and, as such, he presides at the executive sessions of the Board. In addition, among other things, the Presiding Director serves as a liaison between the independent members of the Board and the Chairman and other members of management, providing feedback to management from the Board's executive sessions; coordinates the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities; and provides advice and counsel to the Chairman.

 Board Role in Oversight of Risk

        It is management's responsibility to manage risk and bring to the Board of Directors' attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor systems and operations, and identify material risks applicable to the Company. The Audit Committee regularly reviews enterprise-wide risk management, which focuses primarily on manufacturing processes and supplier quality, product development processes and systems, and regulatory compliance issues. The Audit Committee also regularly reviews treasury risks (insurance, credit, and debt), financial and accounting risks, legal and compliance risks, information technology security risks, and other risk management functions. In addition, the Audit Committee considers risks to the Company's reputation and reviews risks related to the sustainability of its operations.

        The Compensation Committee considers risks related to succession planning, the attraction and retention of talent, and risks relating to the design of compensation programs and arrangements. As part of its normal review of these risks, the Compensation Committee considers the Company's compensation policies and practices to determine if their structure or implementation provides incentives to employees to take unnecessary or inappropriate risks that could have a material adverse effect on the Company. They have concluded that the Company's compensation programs appropriately encourage employees to achieve a strong balance sheet, improve operating performance, and create value for stockholders, without encouraging unreasonable or unrestricted risks. For these reasons, the Compensation Committee has determined that the Company's compensation policies and practices do not encourage risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Meetings of the Board of Directors

        During the year ended December 31, 2010, the Company's Board of Directors held seven meetings. Each director attended at least 75% of the meetings of the Board of Directors and any applicable committee held during the period of his or her tenure in 2010.

        The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. Last year, all of the Company's directors attended the annual meeting of stockholders.

Committees of the Board of Directors

        To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Company has established an Audit and Public Policy Committee and a Compensation and Governance Committee. The Board of Directors is permitted to establish other committees from time to time as it deems appropriate.

        Audit and Public Policy Committee.     The Audit Committee is composed of three directors, each of whom must be independent and financially literate as these terms are defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Audit Committee is "independent" and "financially literate" under the rules of the NYSE and that Mr. Cardis is an "audit committee financial expert" under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        As described more fully in the Audit Committee charter, the primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of the Company's internal audit function and independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; adoption of accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company has a full-time internal audit function that reports to the Audit Committee and to management and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company's system of internal controls.

        The Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquires into the effectiveness of the Company's accounting and internal control functions. The Audit Committee also assists the Board of Directors in establishing and monitoring compliance with the ethical Business Practice Standards of the Company. The Company's Business Practice Standards are posted under the "Investor Information" section of the Company's website (www.edwards.com). The Audit Committee also reviews, with the Company's management and the independent registered public accounting firm, the Company's policies and procedures with respect to risk assessment and risk management.

        The Audit Committee held twelve meetings in 2010 and organized its activities at each meeting through the use of a periodic agenda. At each regularly scheduled meeting of the Audit Committee, the Audit Committee met with the senior members of the Company's financial management team. Additionally, the Audit Committee met in executive sessions and without others present at its regularly scheduled meetings, with the Company's independent registered public accounting firm, the Senior Director of Internal Audit, the Company's Chief Financial Officer, and the Company's General Counsel. The current members of the Audit Committee are: Messrs. Cardis (Chairperson), Pyott, and von Schack.

        Compensation and Governance Committee.     The Compensation Committee is composed of four directors, each of whom must be independent as that term is defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE. Each of the members of this committee is also a "nonemployee director" as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an "outside director" as that term is defined in Treasury Regulation § 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        The Compensation Committee determines the compensation of executive officers and recommends to the Board of Directors the compensation of outside directors, exercises authority of the Board of Directors concerning employee benefit plans, and advises the Board of Directors on other compensation and employee benefit matters. The Compensation Committee also advises the Board of Directors on board committee structure and membership and corporate governance matters.

        In addition, the Compensation Committee makes recommendations to the Board of Directors regarding candidates for election as directors of the Company and is otherwise responsible for matters relating to the nomination of directors. The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of the Company and its stockholders. The criteria used for selecting director nominees are set forth in the Compensation Committee's charter, including experience, interest in the Company, intelligence, honesty, judgment, high ethics and standards, the absence of conflicts of interest, independence of mind, willingness to devote the required time, and compatibility with the Board of Directors and management. In addition to these requirements, the Compensation Committee also evaluates whether the candidate's skills and experience are complementary to the existing Board members' skills and experience as well as the need of the Board of Directors for operational, management, financial, international, technological, or other expertise. The members of the Compensation Committee interview candidates that meet the criteria and the Compensation Committee selects nominees that it believes best suit the needs of the Board of Directors. From time to time, the Compensation Committee may engage the services of an executive search firm to assist the Compensation Committee in identifying and evaluating candidates for the Board of Directors.

        The Compensation Committee will consider qualified candidates for director nominees suggested by the Company's stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Secretary of the Company at One Edwards Way, Irvine, California 92614. Submissions that are received that meet the criteria described above are forwarded to the Compensation Committee for further review and consideration. The Compensation Committee does not intend to evaluate candidates proposed by stockholders any differently than other candidates.

        The Compensation Committee held five meetings in 2010. The current members of the Compensation Committee are: Messrs. Bowlin (Chairperson) and Ingram, and Drs. Link and McNeil.

Board Diversity Policy

        The Compensation Committee is responsible for identifying, evaluating, and recommending to the Board of Directors, individuals qualified to be directors of the Company. The Compensation Committee's charter sets forth the membership criteria against which potential director candidates are evaluated. These written membership criteria state that the Company "seeks a board with diversity of background among its members, including diversity of experience, gender, race, ethnic or national origin, and age." In performing this responsibility, the Compensation Committee considers women and minority candidates consistent with the membership criteria and the Company's non-discrimination policies. The Compensation Committee also considers fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness, and responsibility; a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental, or educational organization; and the ability to hold independent opinions and express them in a constructive manner. Of equal importance, the Compensation Committee and the Board of Directors seek individuals who are compatible and able to work well with other directors and executives. As a result, the members of the Company's Board represent diverse backgrounds and experience in many areas, including financial, industrial, entrepreneurial, and educational.

Stock Ownership Guidelines for Directors

        The Board of Directors has adopted stock ownership guidelines for directors that target each nonemployee director to own a minimum of 20,000 shares of the Company's common stock within five years of first becoming a director. Stock that is counted toward meeting the guidelines includes any common shares owned outright (including restricted stock), plus 25% of vested, in-the-money stock options. All of the Company's directors have either exceeded their ownership target levels or are on track to achieve their ownership targets by the required date.

THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM

Administration

        The Long-Term Stock Program is administered by the Compensation Committee. The Compensation Committee may, and has, delegated authority to the Chairman of the Board and Chief Executive Officer to grant rights in, or options to purchase, shares of the Company's common stock to eligible employees who are not executive officers.

Eligibility

        Only employees and independent contractors providing services to the Company or its subsidiaries are eligible to participate in the Long-Term Stock Program. As of February 28, 2011, approximately 7,200 employees (including 12 executive officers) were eligible to participate in the Long-Term Stock Program. Four independent contractors have participated in the Long-Term Stock Program. Nonemployee Board members are not eligible to participate in the Long-Term Stock Program; however, they are eligible to receive awards under the Company's Nonemployee Directors Stock Incentive Program (the "Nonemployee Directors Program").

Share Reserve

        Subject to adjustment for certain changes in the Company's capitalization, a total of 45,900,000 shares of the Company's common stock will have been authorized for issuance under the Long-Term Stock Program, including the 1,500,000 shares that are the subject of Proposal 2. In general, shares subject to outstanding options or other awards under the Long-Term Stock Program that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Long-Term Stock Program. Unvested shares issued under the Long-Term Stock Program and subsequently forfeited to or reacquired by the Company will be added back to the number of shares reserved for issuance under the Long-Term Stock Program and will accordingly be available for subsequent issuance. However, shares withheld from an award to satisfy tax withholding obligations, shares surrendered to fulfill tax obligations incurred under the Long-Term Stock Program, and shares surrendered in payment of the option exercise price upon the exercise of an option will not be available for reissuance under the Long-Term Stock Program.

        Subject to adjustment for certain changes in the Company's capitalization, no more than 2,000,000 shares in the aggregate may be granted in the form of stock options to a participant per fiscal year.

        Subject to adjustment for certain changes in the Company's capitalization, not more than 3,600,000 shares in the aggregate may be issued as restricted stock and restricted stock unit awards under the Long-Term Stock Program, and no more than 400,000 shares may be issued as restricted stock or restricted stock units to any one participant during a fiscal year. As of February 28, 2011, a total of 1,068,815 shares remained available to be issued as restricted stock or restricted stock units under the Long-Term Stock Program.

        As of February 28, 2011, options covering 10,838,660 shares of common stock and restricted stock units covering 1,213,296 shares were outstanding under the Long-Term Stock Program. As of the same date, 28,886,115 shares had been issued pursuant to the exercise of outstanding options, 1,317,889 shares had been issued upon vesting of restricted stock units, and 2,144,040 shares remained available for future option grants, restricted stock units or direct issuance.

 Types of Awards

        Three types of awards may be granted under the Long-Term Stock Program: stock options, restricted stock, and restricted stock units.

        Stock Options.     Nonqualified and incentive stock options may be granted under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive options, and determine the type, number of shares, exercise price, and other terms of options granted under the Long-Term Stock Program. No option may be granted with an exercise price less than the current fair market value of the shares, which is defined as the closing price of the Company's common stock on the grant date. As of February 28, 2011, the closing price of the Company's common stock on the NYSE was $85.04 per share.

        Restricted Stock and Restricted Stock Units.     Shares of common stock that have restrictive conditions may be issued under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive restricted stock, and determine the number of shares, purchase price (if any), conditions of restriction, and other terms of restricted stock issued under the Long-Term Stock Program. A participant who receives an award of restricted stock will have stockholder rights, including voting and dividend rights, for those shares unless the Compensation Committee determines otherwise.

        The Compensation Committee may issue restricted stock units which entitle the participant to receive common stock underlying those units upon attainment of designated performance goals, the satisfaction of specified service requirements or upon the expiration of a designated time period following the vesting of those units. The Compensation Committee has the discretion to select eligible participants to receive restricted stock units, and to determine the number of shares, the vesting and other terms and conditions of the restricted stock units. The holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued. However, dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock on outstanding restricted units, subject to such terms and conditions as the Compensation Committee deems appropriate.

        Awards of restricted stock or restricted stock units are generally not considered performance-based compensation for exclusion from the $1,000,000 limitation on nonperformance-based compensation pursuant to Section 162(m). To allow for the possibility that such awards may qualify for exclusion from the $1,000,000 limitation, the Long-Term Stock Program provides the Compensation Committee with the discretionary authority to structure one or more stock issuances or restricted stock unit awards so that the shares subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals. The goals can be based on one or more of the following criteria:

  •
  return measures (including, but not limited to, return on assets, capital, investment, equity, or sales);

  •
  earnings per share;

  •
  net income (before or after taxes) or operating income;

  •
  earnings before interest, taxes, depreciation, and amortization or operating income before depreciation and amortization;

  •
  sales or revenue targets;

  •
  market to book value ratio;

  •
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  •
  market share;

  •
  cost reduction goals;

  •
  budget comparisons;

  •
  implementation, completion or progress of projects, processes, products or product lines strategic or critical to the Company's business operations;

  •
  measures of customer satisfaction;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  working capital;

  •
  economic value added;

  •
  percentage of sales generated by new products;

  •
  progress of research and development projects or milestones;

  •
  growth in sales of products or product lines;

  •
  any combination of, or a specified increase in, any of the foregoing; or

  •
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Performance goals may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's business groups or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The attainment of performance goals may be measured including or excluding certain extraordinary items. The Compensation Committee will not have the discretion to accelerate the vesting of shares intended to qualify as performance-based compensation under Section 162(m).

        Restricted stock and restricted stock units will vest over a minimum of three years measured from the award date.

 Stock Awards

        The table below shows the number of options granted under the Long-Term Stock Program between January 1, 2010 and February 28, 2011, to the individuals and groups indicated. Directors who are not employees are not eligible to participate in the Long-Term Stock Program (although they are eligible to participate in the Nonemployee Directors Program); and accordingly none of the Company's nonemployee directors have received options under the Long-Term Stock Program.

Name and Position	Options Granted (Number of Shares)	Weighted Average Exercise Price
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	300,000	$50.96
Thomas M. Abate Corporate Vice President, Chief Financial Officer	61,800	$50.96
Patrick B. Verguet Corporate Vice President	64,000	$50.96
Carlyn D. Solomon Corporate Vice President	85,200	$50.96
Larry L. Wood Corporate Vice President	76,800	$50.96
All current executive officers as a group (12 persons)	881,843	$52.78
All non-executive directors as a group (7 persons)	0	n/a
All employees, including current officers who are not executive officers, as a group (approximately 7,200 persons as of February 28, 2011)	1,010,790	$54.86

        The following table sets forth the number of shares of the Company's common stock subject to restricted stock units awarded under the Long-Term Stock Program between January 1, 2010 and February 28, 2011 to the individuals and groups indicated:

Name and Position	Number of Shares Subject to Restricted Stock Units
Mr. Mussallem Chairman of the Board and Chief Executive Officer	2,580
Mr. Abate Corporate Vice President, Chief Financial Officer	5,986
Mr. Verguet Corporate Vice President	0
Mr. Solomon Corporate Vice President	0
Mr. Wood Corporate Vice President	0
All current executive officers as a group (12 persons)	28,476
All non-executive directors as a group (7 persons)	0
All employees, including current officers who are not executive officers, as a group (approximately 7,200 persons as of February 28, 2011)	226,581

        On April 4, 2011, the Company is scheduled to grant restricted stock unit awards in connection with the transition of certain longer service salaried exempt employees out of Baxter International Inc.'s ("Baxter") pension plan as a result of the spin-off of the Company from Baxter. The number of restricted stock units to be awarded to each participant will be determined by dividing the amount equivalent to the participant's transition grant eligible earnings for 2010 by the fair market value of the Company's common stock on the date of grant. On February 10, 2011, the Board of Directors approved the transition grant eligible earnings for two named executives: Messrs. Mussallem and Abate. Please see footnote 5 to the Grants of Plan-Based Awards in Fiscal Year 2010 table at page 45, for more information.

Amendment of the Long-Term Stock Incentive Compensation Program

        The Board of Directors may alter, amend, suspend, or terminate the Long-Term Stock Program at any time, and the Compensation Committee may amend awards previously granted. However, stockholder approval will be required for any amendment of the Long-Term Stock Program that: (a) materially increases the number of shares available for issuance under the Long-Term Stock Program (other than pursuant to certain adjustments), (b) expands the type of awards available under the Long-Term Stock Program, (c) materially expands the class of participants eligible to receive awards under the Long-Term Stock Program, (d) materially extends the term of the Long-Term Stock Program, (e) materially changes the method of determining the option price under the Long-Term Stock Program, or (f) deletes or limits any provision of the Long-Term Stock Program prohibiting the repricing of options. In addition, except for adjustments made in connection with changes in the Company's capitalization, the Compensation Committee may not amend outstanding options for the sole purpose of lowering the exercise price or to cancel and reissue options to lower the exercise price, without stockholder approval. Further, no termination, amendment or modification of the Long-Term Stock Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. The ability to grant an award under the Long-Term Stock Program will terminate on April 1, 2018.

Acceleration Upon Change in Control

        Upon a change in control (as defined in the Long-Term Stock Program), awards (other than performance-based awards) outstanding under the Long-Term Stock Program will immediately become 100% vested and exercisable and any restrictions will immediately lapse. A performance-based award is an award that vests based on factors other than just the participant's continuous employment or service. The Company has not granted any performance-based awards under the Long-Term Stock Program. The effect of a change in control on any performance-based award the Company may grant in the future would be determined by the Compensation Committee at the time the award was granted.

Adjustments in Authorized Shares

        In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, adjustments will be made to: (i) the maximum number and class of shares issuable under the Long-Term Stock Program; (ii) the maximum number and class of shares for which options may be granted to a participant per fiscal year; (iii) the maximum number and class of shares for which restricted stock and restricted stock units may be issued in the aggregate and to any participant per fiscal year; and (iv) the number and class of and/or price of shares subject to outstanding awards granted under the Long-Term Stock Program. Such adjustments will be made as deemed to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

New Plan Benefits

        No options have been granted, and no direct stock issuances or restricted stock units have been awarded, on the basis of the 1,500,000 share increase which forms part of Proposal 2.

 Summary of Federal Income Tax Consequences

        The following summary describes the United States federal income taxation treatment applicable to the Company and the participants who receive awards under the Long-Term Stock Program.

        Option Grants.     Options granted under the Long-Term Stock Program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

        Incentive Options.     No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

        Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

        Non-Statutory Options.     No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the Company's taxable year in which such ordinary income is recognized by the optionee.

        Restricted Stock.     A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then fair market value of the shares. The recipient, may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. The recipient will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

        Restricted Stock Units.     No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued.

The amount of that income will be equal to the fair market value of the shares on the date of issuance. The holder will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

        Deductibility of Executive Compensation.     The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of the Company's executive officers. Accordingly, the compensation deemed paid with respect to options granted under the Long-Term Stock Program will remain deductible by the Company without limitation under Section 162(m). However, any compensation deemed paid by the Company in connection with restricted stock or restricted stock units issued under the Long-Term Stock Program will be subject to the $1,000,000 limitation, unless the vesting of the stock or units is tied solely to one or more of the performance milestones described above.

        Accounting Treatment.     Under applicable accounting guidance, the Company is required to expense all share-based payments including option grants, restricted stock and restricted stock units. Accordingly, option grants under the Long-Term Stock Program to the Company's employees will result in a direct charge to the Company's reported earnings in an amount equal to the fair value of the options as determined under the applicable accounting guidance; the charge will be amortized over the vesting period.

        Any option grants made to nonemployees under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the fair value of the option over the period between the grant date of the option and the vesting date of each installment of the option shares.

        The number of outstanding options will be a factor in determining the Company's earnings per share on a fully diluted basis.

        Restricted stock issued under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company's reported earnings will be amortized over the vesting period. Similar accounting treatment will be in effect for any restricted stock units issued under the Long-Term Stock Program.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information on the shares of common stock that may be issued upon exercise of options or rights outstanding as of December 31, 2010 under the Company's five equity compensation plans, which include the Long-Term Stock Program, Nonemployee Directors Program, 2001 Employee Stock Purchase Plan for United States Employees (the "U.S. ESPP"), 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP") and Executive Option Plan (the "EOP"). The Company has never issued any warrants under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance(3)
Equity compensation plans approved by stockholders(4)	12,634,094	(5)	$27.62	3,691,811	(6)
Equity compensation plans not approved by stockholders(7)	11,263	(8)	$3.39	406,000	(9)

Total	12,645,357		n/a	4,097,811

(1)
In accordance with the terms and conditions of the Long-Term Stock Program, option awards are not transferable to third parties for consideration.

(2)
The weighted average exercise price is calculated without taking into account 1,395,012 shares of common stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)
The amounts indicated in this column exclude securities listed in the column titled "Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights."

(4)
As of February 28, 2011, there were in the Long-Term Stock Program and Nonemployee Directors Program a total of 2,681,584 shares available for future grants, which included up to 1,606,359 full value award shares (shares that may be issued as restricted stock or restricted stock units). 10,921,958 stock options were outstanding with a weighted average exercise price of $28.67 and a weighted average term of 3.48 years. 1,348,901 shares subject to full value award were outstanding. After considering the option carve out for the Long-Term Stock Program listed in proposal two, the total remaining options outstanding are 9,162,370 with a weighted average price of $31.60 and a weighted average term of 3.94 years.

(5)
This amount includes 1,395,012 shares of common stock subject to restricted stock unit awards that will entitle the holders to one share of common stock for each such unit that vests over the holders' period of continued service. This amount excludes purchase rights outstanding under the U.S. ESPP. Approximately 169,164 shares would be issuable under purchase rights outstanding under the U.S. ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2010.

(6)
As of December 31, 2010, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by stockholders: (a) Long-Term Stock Program prior to amendment and restatement under Proposal 2—2,244,655; (b) Nonemployee Directors Program—537,544; and (c) 2001 U.S. ESPP—909,612. If Proposal 2 is approved by the stockholders, as of February 28, 2011, 3,644,040 shares of common stock would be available for future issuance under the Long-Term Stock Program.

(7)
Reflects information for the EOP, which was discontinued on December 31, 2004, and the International ESPP.

The EOP permitted executive officers and other key employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. Each plan participant received an option to purchase securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone, including any Company contributions, and an exercise price equal to one quarter of the fair market value of the underlying securities on the grant date. Prior to December 31, 2004, options were granted to purchase additional shares of mutual funds or common stock of the Company with a value equal to any dividends paid on the shares subject to the original options. After December 31, 2004, the Company paid an amount equal to such dividends in cash. Options generally became exercisable six months after the grant date, have a ten year term and may terminate earlier upon the termination of the optionee's service with the Company. Options granted prior to January 1, 2005 remain outstanding (with the latest expiration date of certain of such options being December 31, 2014).

  In 2001, the Company implemented the International ESPP pursuant to which 1,300,000 shares of common stock were initially reserved for issuance. Regular employees of participating international subsidiaries who are scheduled to work 20 hours or more per week and employees where local law requires the International ESPP be offered to them may participate in the International ESPP. Under the International ESPP, eligible employees may purchase shares of the Company's common stock at a discount with accumulated payroll deductions. Shares are purchased generally on the last day of each calendar quarter at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of common stock on the employee's entry date into the two-year offering period, as fair market value is defined in the International ESPP, or (ii) the fair market value per share on the quarterly purchase date, as fair market value is defined in the International ESPP.

(8)
This amount excludes purchase rights outstanding under the International ESPP and represents only shares subject to option under the EOP. Approximately 32,793 shares would be issuable under purchase rights outstanding under the International ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2010.

(9)
This amount represents 406,000 shares remaining available for issuance under the International ESPP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        Set forth below are the names and ages of each of the current executive officers of the Company, their positions held with the Company, and summaries of their backgrounds and business experience.

        Michael A. Mussallem, age 58. Mr. Mussallem has been Chairman of the Board and Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter International Inc., including Group Vice President of its CardioVascular business from 1994 to 2000 and Group Vice President of its Biopharmaceutical business from 1998 to 2000. Mr. Mussallem received his Bachelor of Science degree in Chemical Engineering from the Rose-Hulman Institute of Technology and was conferred an honorary Doctorate by his alma mater in 1999. He was a director of Advanced Medical Optics, Inc., from 2002 to 2009, where he chaired the Organization, Compensation and Corporate Goverance Committee, and World Heart Corporation from 2000 to 2003. Mr. Mussallem is a director of the OCTANe Foundation for Innovation, is a director and former chairman of the California Healthcare Institute, and was chairman of the Advanced Medical Technology Association (AdvaMed) from 2008 through 2010.

        Thomas M. Abate, age 57. Mr. Abate has been Corporate Vice President, Chief Financial Officer of the Company since January 2006. From 2000 to 2006, he held positions of increasing responsibility at the Company, including Controller, Corporate Vice President, Financial Control and Operations, and was its Treasurer from 2006 through 2010. Mr. Abate earned a Bachelor's degree in Accounting from the University of Illinois and an MBA from Northern Illinois University.

        Donald E. Bobo, Jr., age 49. Mr. Bobo has been Corporate Vice President, Heart Valve Therapy since 2007 and is responsible for the company's global surgical heart valve business, including valve replacement and repair devices. He most recently served as the Company's Vice President and General Manager of Transcatheter Mitral Repair and as Vice President, Corporate Strategy. Prior to joining the Company in 1995, Mr. Bobo served as Director/General Manager of the Non-Invasive Monitoring Business Unit of InnerSpace, a medical device startup company. From 2001 to 2006, he served as a director of PLC Medical, a publicly traded medical device company and currently serves on the boards of InnerSpace and CardioKinetix, Inc., a healthcare equipment and supply company. Mr. Bobo holds a Bachelor's degree in Mathematics and a Master's degree in Engineering from the University of Southern California.

        Bruce P. Garren, age 64. Mr. Garren has been Corporate Vice President, Public Affairs and Special Counsel of the Company since January 2011, and is responsible for government affairs, global reimbursement, global communications, medical affairs and specific legal matters. He previously served as the Company's Corporate Vice President, General Counsel beginning in 2000, and was its Secretary from 2000 to 2004. Prior to joining the Company, Mr. Garren was Senior Vice President, General Counsel of Safeskin Corporation. He received his undergraduate degree from Antioch College and his law degree from Cornell Law School, and began his legal career as an associate at Arnold & Porter.

        John H. Kehl, Jr., age 57. Mr. Kehl has been Corporate Vice President, Strategy and Corporate Development of the Company since 2000. Prior to 2000, he served in positions of increasing responsibility at Baxter International Inc. Mr. Kehl earned his Bachelor of Arts degree in Business and Economics from Loras College and received his MBA from Loyola University in Chicago.

        Paul C. Redmond, age 47. Mr. Redmond is Corporate Vice President, Global Corporate Operations, which includes responsibility for global supply chain, environmental health and safety, facilities, information technologies, process excellence, and global operations strategy. Prior to this, he was Corporate Vice President and General Manager of the Company's Cardiac Surgery Systems and Vascular businesses. Prior to joining the company in 2007, Mr. Redmond served as Vice President, CardioVascular Technologies and Vice

President, New Product Development, at Cordis Cardiology, a Johnson & Johnson company. Mr. Redmond received his Bachelor's degrees in Mathematics and Mechanical Engineering from Trinity College in Dublin, Ireland, and also completed the IEP program at I.N.S.E.A.D., in Paris and Singapore.

        Robert C. Reindl, age 56. Mr. Reindl has been the Corporate Vice President, Human Resources of the Company since 2000. From 2009 to January 2011, he also had responsibility for global communications. Mr. Reindl earned his Bachelor of Science degree in Communication from the University of Wisconsin Stevens Point and his Master's degree from Bowling Green State University in Ohio.

        Carlyn D. Solomon, age 48. Mr. Solomon is Corporate Vice President, Critical Care and Vascular, and also has responsibility for corporate quality and regulatory affairs. Prior to joining the Company in June 2005, he served in a number of positions at Baxter Healthcare Corporation, including interim President of the company's BioScience Division, Vice President of Global Manufacturing, and Vice President of Global Operations. Mr. Solomon has served as an executive board member for the California Manufacturers and Technology Association and the Plasma Protein Therapeutics Association. He also served on the board of directors of The Baxter International Foundation. Mr. Solomon earned a Bachelor's degree in Industrial Engineering from Kansas State University.

        Patrick B. Verguet, age 53. Mr. Verguet has been Corporate Vice President, Europe, Middle East and Africa of the Company since 2004, and has been responsible for operations in Canada since 2010. Since 1984, he served the Company (or its predecessor) in various positions including Vice President of Sales, Europe; Global Business Director for hemofiltration; Business Unit/Country Manager for the Company's operations in Western Europe; General Manager of the Company's operations in Utah; and Vice President and General Manager of the Company's Cardiac Surgery Systems business. Mr. Verguet holds a degree as Doctor in Pharmacy from the University of Besançon.

        Huimin Wang, age 54. Dr. Wang is Corporate Vice President, Japan, Asia Pacific and Latin America of the Company. From 2004 to 2010, he served as the Company's Corporate Vice President, Japan and Intercontinental and was Corporate Vice President, Japan of the Company from 2000 to 2004. Previously, he was a representative director of Baxter Limited, a Japan corporation, through September 2002. Dr. Wang earned his Doctor of Medicine degree from Kagoshima University in Japan and was a Resident and Staff Physician in anesthesiology at Keio University Hospital in Tokyo. He earned his MBA from the University of Chicago. Dr. Wang is a Visiting Associate Professor at Keio University.

        Aimee S. Weisner, age 42. Ms. Weisner joined the Company as Corporate Vice President and General Counsel in January 2011. From 2009 to 2010, she was engaged in private practice and served as legal advisor to publicly traded pharmaceutical and medical device companies located in Southern California. Prior to this, from 2002 to February 2009, Ms. Weisner served in a number of positions at Advanced Medical Optics, Inc., including Corporate Vice President, General Counsel and Secretary; Executive Vice President, Administration, General Counsel and Secretary; and Executive Vice President, Administration and Secretary. In 2009, upon acquisition by Abbott Laboratories Inc., she became its Division Vice President, Integration/Business Development. From 1998 to January 2002, Ms. Weisner also served as Corporate Counsel and Assistant Secretary; and Vice President, Assistant General Counsel and Assistant Secretary at Allergan, Inc. She received her Bachelor's degree from California State University, Fullerton and her law degree from Loyola Law School, Los Angeles, and began her legal career as an associate at the law firm of O'Melveny & Myers LLP.

        Larry L. Wood, age 45. Mr. Wood is Corporate Vice President, Transcatheter Valve Replacement, and is responsible for the Company's key initiatives in transcatheter heart valve replacement. Most recently, from March 2004 to February 2007, he served as Vice President and General Manager, Percutaneous Valve Interventions. Since 1985, Mr. Wood served the Company (or its predecessor) in positions including Manufacturing Management and as Senior Director of Regulatory Affairs and Clinical Studies for the Heart Valve Therapy business. From 2001 to 2004, he was the Vice President, Global Franchise Management. Mr. Wood holds a Bachelor's degree in Business and an MBA from Pepperdine University.

 Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides disclosure about the objectives and policies underlying the Company's compensation programs for its Chairman and Chief Executive Officer (the "Chairman and CEO") and the other individuals identified in the Summary Compensation Table that follows this discussion and analysis (collectively, the "Named Executive Officers"). The Company's compensation programs for the Named Executive Officers are evaluated and approved by the Compensation Committee of the Board of Directors.

        Executive Summary.     Edwards Lifesciences provides life-saving products to people with cardiovascular disease, the number-one cause of death in the world. Our business is complex, competitive, and highly regulated. Managing our business well in this challenging environment has contributed significantly to our success. This requires talented and energetic leadership who work toward our goals and drive our continued success.

        As a result of the combined efforts of our management team and their employees, in 2010, the Company achieved its financial, operational, and strategic objectives. Our transcatheter heart valve program achieved significant milestones, as evidenced by the powerful clinical results of The PARTNER Trial, as reported in The New England Journal of Medicine. We introduced commercially a number of exciting new products, including surgical heart valve therapy and critical care monitoring products, and continued to aggressively invest in our robust product pipeline to be able to continue to bring emerging technologies to the market.

        In recognition of this strong performance, the total shareholder return for the Company's common stock for 2010 outperformed all of its benchmarks at 86%, compared to 15% for the S&P 500 and 1% for the Morgan Stanley Healthcare Products index. On a longer term basis, Edwards' total shareholder return also outperformed its benchmarks, most notably reflecting a total shareholder return over the past ten years of 811% as compared to a 15% return for the S&P 500 and -13% for the Morgan Stanley Healthcare Products index during this same time period.

        Pay for Performance Philosophy.    The Compensation Committee believes strongly that executive compensation should be tied to performance and strives to create a pay for performance culture. Our compensation objectives are to offer programs that emphasize performance-based compensation and align the financial interests of our executives with those of the Company's stockholders. Accordingly, approximately 80% of the total direct compensation of our CEO and our Named Executive Officers is at risk based upon the performance of the Company. As described in more detail below under "Elements of Compensation," we use three primary indicators of performance to determine annual incentive compensation: company-wide financial measures, company-wide operational and strategic goals, and individual performance. Long-term incentive compensation awards are granted predominantly in the form of stock options in order to better align the interests of our executives with those of our stockholders.

        2010 Performance Was Strong.    The company-wide financial measures used to determine 2010 incentive compensation consisted of goals for revenue growth, net income, and free cash flow. The Company's performance in all three areas was very strong.

        The following table shows the 2010 results for these three metrics compared against the 2010 targets and the comparable performance measures for 2009 and 2008:

	2010 Actual	2010 Target	2009 Actual	2008 Actual
Revenue Growth*	12.7%	11.5%	11.4%	11.5%
Net Income*	$218.9	$211.0	$181.5	$147.5
Free Cash Flow*	$196.2	$195.0	$178.1	$171.7

*
Performance measures used in determining incentive compensation are not calculated in accordance with Generally Accepted Accounting Principles and reflect adjustments for items such as foreign exchange rates, divested businesses and other special items.

        We were also successful in achieving important operational and strategic goals during 2010. These included sales goals for heart valve therapy products, and sales, regulatory and product development milestones for transcatheter heart valves and critical care products. Significant achievements in these areas included Heart Valve Therapy sales growth of over 20% and a near doubling of transcatheter heart valve sales, successful results from The PARTNER Trial, launch of Magna Ease in the U.S. and Europe and the commercial launch in Europe of the VolumeView sensor catheter and the EV1000 clinical monitoring platform, among others.

        Finally, our CEO and other Named Executive Officers achieved established personal objectives, which were taken into account in determining their incentive compensation for 2010 as described in more detail below under "Elements of Compensation—Individual Performance Objective Multiplier".

        Compensation Program Highlights.    The Compensation Committee engages in an ongoing review of the Company's executive compensation and benefits programs and makes changes as appropriate to reflect the Company's compensation philosophy and objectives and to serve the best interests of our stockholders. We believe that our compensation programs and processes reflect a number of best practices, including:

  •
  80% of the total direct compensation of our Named Executive Officers is performance based;

  •
  The Company provides its stockholders with an annual opportunity to evaluate and vote on proposed increases to the number of shares available for grant under its Long-Term Stock Program;

  •
  Named Executive Officers are subject to stock ownership guidelines, which require our CEO to hold stock valued at six times base salary and require other Named Executive Officers to hold stock valued at three times base salary;

  •
  The Compensation Committee is composed entirely of independent directors;

  •
  The Compensation Committee retains an independent executive compensation consultant to provide advice regarding compensation levels and structure;

  •
  Change-in-control severance agreements contain "double triggers" requiring both a change-in-control and a termination of employment within a specified period of time;

  •
  Change-in-control agreements provide for no more than three times annual salary and bonus, and two of our five Named Executive Officers are limited to two times annual salary and bonus without gross-up provisions;

  •
  Equity compensation is structured to vest over a multi-year period;

  •
  The Company has never engaged in repricing of options and other equity awards granted under its equity compensation awards; and

  •
  Executive officers are not entitled to excessive executive perquisites.

         Compensation Philosophy and Objectives for the Named Executive Officers.     The Company's compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities to enhance stockholder value. Within this overall philosophy, the Company's objectives are to:

  •
  offer programs that emphasize performance-based compensation in addition to fixed compensation;

  •
  align the financial interests of executives with those of the Company's stockholders; and

  •
  provide compensation that is competitive.

        The Company strongly believes that a significant amount of compensation for the Named Executive Officers should be comprised of short- and long-term incentives, or at-risk pay, to focus the executives on competitive and strategic initiatives. The amount of such short- and long-term incentive compensation is dependent on achievement of annual Company goals, individual performance, and long-term increases in the value of the Company's stock.

        Compensation Process.     The Compensation Committee discusses, approves, and is responsible for evaluating and approving the compensation for the Chairman and CEO and the other Named Executive Officers, including the specific objectives and target performance levels to be included in our compensation plans. The Chairman and CEO and other members of our executive leadership team develop the Company's strategic plan as well as more detailed annual plans for execution. These plans are reviewed and approved by the Board of Directors. The Chairman and CEO then provides input to the Compensation Committee regarding the Company's plan, the strategic objectives and the performance levels to be addressed by the compensation plans. In addition, the Chairman and CEO and the Company's Corporate Vice President, Human Resources, provide recommendations to the Compensation Committee regarding compensation for the Named Executive Officers (other than the Chairman and CEO). The Compensation Committee determines the compensation of the Chairman and CEO and reviews and approves the compensation of our other Named Executive Officers.

        The Compensation Committee has retained Ernst & Young LLP ("E&Y") as an independent compensation consultant to assist it in evaluating executive compensation programs and providing competitive data for use in evaluating the compensation for the Named Executive Officers. E&Y provides additional consulting services to the Company, through a different business unit, with respect to corporate finance and tax planning. The Compensation Committee does not engage E&Y to provide the additional services. In 2010, the Company paid E&Y $208,600 for executive compensation consulting services and $229,158 for corporate finance and tax consulting services.

        The Chairman and CEO and the Corporate Vice President, Human Resources, are invited to and regularly attend Compensation Committee meetings as non-voting guests. The Compensation Committee regularly meets in executive session without participation by the Chairman and CEO or other management representatives. Meetings of the Compensation Committee may only be called by the Compensation Committee. In addition, our Chairman and CEO and our Corporate Vice President, Human Resources, meet with the Compensation Committee's independent compensation consultant in preparation for Compensation Committee meetings, and the independent compensation consultant also regularly attends Compensation Committee meetings.

        Use of Competitive Data.     The Company targets each Named Executive Officer's total direct compensation (base salary plus annual incentive payment plus equity compensation) to be at approximately the median for comparable positions at competitive peer companies. In determining the appropriate level of each component of compensation for a Named Executive Officer, the Compensation Committee also reviews and evaluates the performance of the Company, and the executive's tenure, experience, level of individual performance and potential to contribute to the Company's future growth. Accordingly, a Named Executive Officer's actual compensation may be higher or lower than the median for their position. Consistent with the Company's philosophy of emphasizing pay for performance, the total cash compensation packages are designed to pay above the target when the Company exceeds its goals and below the target when the Company does not achieve its goals. In the event threshold levels of performance are not attained, no annual incentive payment is earned. For purposes of establishing the value of equity awards, stock options are valued using the Black-Scholes valuation model, and restricted stock and restricted stock units are valued at the fair market value of the underlying shares at the grant date.

        In order to establish competitive compensation market data for the Named Executive Officers, the Compensation Committee's independent compensation consultant provides compensation data using public proxy information from companies primarily in the medical device industry that are chosen based on their market capitalization, revenue, complexity, competition for executive talent, and geographic location (the "Comparator Group"). In 2010, the Comparator Group was comprised of the following companies: Beckman Coulter, Inc.; Becton Dickinson & Co.; Boston Scientific Corporation; C. R. Bard, Inc.; ev3 Inc.; Gen-Probe, Inc.; Hospira, Inc.; Illumina, Inc.; Integra Lifesciences Holding Corp.; Masimo Corp.; Medtronic, Inc.; PerkinElmer, Inc.; ResMed, Inc.; St. Jude Medical, Inc.; Stryker Corp.; Thoratec Corporation; Varian Medical Systems, Inc.; and Zimmer Holdings, Inc. In July 2009, the Company ranked approximately at the median of this group in terms of market capitalization. Compensation data is generally regressed for market capitalization to ensure that the data is not distorted by larger companies. Regression analysis is a commonly used technique to size-adjust data which allows for more statistically valid comparisons. Many factors go into the regression analysis. The key measure used in our regression model is market capitalization. Based on this measure, the regression formula correlates and adjusts the raw data for base salary, total cash compensation, and total direct compensation to predict those items based on the market capitalization for each of the peer companies. These adjusted amounts are then used to develop the competitive benchmarks. The composition of the Comparator Group is reviewed periodically to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect the Company's competitive market and provides statistical reliability. The most recent review of the Comparator Group was conducted in November 2010. At that time, ev3 Inc. was eliminated due to its acquisition by Covidien plc., and Allergan, CareFusion, and Covidien were added to the Comparator Group. The revised Comparator Group was approved by the Compensation Committee and used to establish competitive market compensation data for 2011.

        Although data from the Comparator Group is the primary data input for compensation decisions for the Named Executive Officers, the Compensation Committee also considers compensation data for companies in the high technology, life sciences, and medical device industries reported in the following nationally recognized surveys: Hewitt Total Compensation Management Executive Compensation United States, Radford Global Lifesciences Survey, Radford U.S. Executive Survey, Mercer Benchmark Database (Executive Positions), and SIRS Executive Compensation Survey. This data is used to verify the reasonableness of the results from the Comparator Group related to base salary and total cash compensation. The Compensation Committee believes it is appropriate to refer to this additional data because the Company competes with these types of companies for executive talent. If the results of the Comparator Group vary significantly from the data from the other surveys, the Compensation Committee will consider such information in its decision-making process. To date, reference to the data from the other surveys has not resulted in a change to the decisions based on the Comparator Group.

        When compared to the competitive data based on the 2010 Comparator Group, the base salary compensation paid to the Named Executive Officers for the 2010 fiscal year was approximately 2% above the median, the total cash compensation was approximately 19% above the median, and total direct compensation was approximately 7.5% above the median. The difference in the total cash and total direct compensation from the median is primarily due to the Company's strong performance in 2010, including extending our leadership in transcatheter heart valves, as the Company met or exceeded its financial goals.

         Elements of Compensation.     The compensation package for each Named Executive Officer consists primarily of (a) base salary, (b) an annual cash incentive payment based on attainment of pre-established financial and operating goals and individual performance, and (c) long-term stock-based incentive awards designed to align the interests of the Named Executive Officers with those of the Company's stockholders. Each of these three components of compensation is intended to promote one or more of the Company's objectives of designing executive compensation that is competitive, is performance-based, and aligns the interests of the executives with the Company's stockholders.

        Base Salary.    In determining a Named Executive Officer's base salary, the Compensation Committee considers the following factors in addition to competitive data: responsibilities, tenure, prior experience, and expertise; individual performance as measured against performance management objectives; future potential; and internal equity. Base salary is the only fixed compensation element of executive compensation, and satisfies the compensation objective of providing competitive compensation that will attract and retain qualified executives. Base salary is also intended to provide a certain level of security and continuity from year to year. The Compensation Committee reviews each Named Executive Officer's base salary each year in February and any approved changes are effective beginning the first pay period in April. The base salary for the Chairman and CEO is established in a similar manner and is described more fully under "Employment and Post-Termination Agreements," below.

        Base salaries in 2010 for the Named Executive Officers were increased by an average of approximately 4% from the level in effect for 2009. These increases were comprised of approximately 2% performance and approximately 2% market competitive salary adjustments. For 2010, base salaries for the Named Executive Officers comprised approximately 19% of their total direct compensation.

        Annual Cash Incentive Payment.    All of the Named Executive Officers and many other management and non-management level salaried employees (approximately 1,300 employees) participate in the Edwards Lifesciences 2010 Incentive Plan (the "Incentive Plan"). All participants in the Incentive Plan receive annual cash incentive payments that are tied to the achievement of corporate financial measures, operating goals, and individual performance, and the Plan provides no economic guarantee. The Compensation Committee, in collaboration with the Chairman and CEO, sets annual incentive performance goals each year based on the financial and operating goals in the Company's business plan for the year. The incentive payments for the year are determined when achievement of the predetermined financial and operational goals are known, and individual performance can be assessed.

        The Incentive Plan for the Named Executive Officers is structured to preserve the tax deductibility of payments under the Incentive Plan. As such, targets for all Named Executive Officers except the Chief Financial Officer, who is not subject to Section 162(m), have been established and expressed in amounts which, if funded based solely on performance, are the maximum amounts payable under the Incentive Plan. The Compensation Committee may then use "negative discretion" to reduce the payment based on performance results (corporate financial measures, operating goals, or individual performance) against pre-established objectives. By setting a high amount that can then be reduced, we are advised that the Incentive Plan meets the requirements of Section 162(m) of the Internal Revenue Code. A reduction from the maximum amount is not necessarily a negative reflection on performance. In applying negative discretion, the Compensation Committee also utilizes for each Named Executive Officer a reference target for annual incentive payments, the "Incentive Pay Objective," as the amount of incentive payment that will be earned for expected performance. For 2010, annual Incentive Pay Objectives for the Named Executive Officers were, on average, approximately 4% below the median of the Comparator Group and comprised approximately 13% of their total direct compensation.

        The following illustration shows how the cash incentive payment for a participant in the Incentive Plan is determined, subject to the limitation that an individual's incentive payment will range from 0% - 200% of his or her Incentive Pay Objective:

        Incentive Pay Objective.    As discussed above, the 162(m) targets established for the Named Executive Officers, with the exception of the Chief Financial Officer, are maximum amounts payable in the event of over-achievement of pre-established objectives. Anticipating the application of negative discretion, the Compensation Committee establishes an annual Incentive Pay Objective for the Named Executive Officers so that the total cash compensation (base salary plus incentive payment for expected performance) will be at approximately the median of the Comparator Group.

        Financial Measure Achievement.    The Incentive Pay Objective is multiplied by the percentage of the pre-established Company financial goals achievement. No incentive payment is paid if actual performance associated with Company financial goals is not in excess of a pre-established minimum threshold. If the Company achieved the maximum level specified for each financial goal, the maximum incentive achievement for this measure would be 175%.

        For 2010, the Company's financial goals, and the corresponding weightings, were as follows: revenue growth (45% weighting); net income (35% weighting); and free cash flow (20% weighting). The following table sets forth the target level for each such goal as well as the level of achievement required to earn the various levels of the Financial Measure Achievement. Interpolation is applied for results between the levels shown in the chart.

2010 Company Financial Performance Measures*

Percentage of Financial Measure Achievement	Revenue Growth 45% Weight	Net Income ($M) 35% Weight	Free Cash Flow** ($M) 20% Weight
0%	Less than 6.5%*	Less than $196.0*	Less than $175.0*
25%	6.5%*	$196.0*	$175.0*
100%	11.5%*	$211.0*	$195.0*
175%	15.5%*	$226.0*	$215.0*

*
Performance measures may vary from Generally Accepted Accounting Principles in the United States of America ("GAAP") amounts to reflect items such as constant foreign exchange rates, divested businesses and other unusual items.

**
Defined as cash flow from operations less capital expenditures.

        Key Operating Driver Achievement.    The product of the Incentive Pay Objective and the Financial Measure Achievement is multiplied by the level of achievement of pre-established key operating drivers (the "KODs"). The Company establishes KODs each year to address specific business initiatives consistent with the Company's confidential internal strategic and operating plans. The KODs address specific business units, products and product lines, and focus the executive team on the areas and initiatives most important to the Company's future success. The Company has established a range of performance for each KOD. These ranges are established with the expectation that the target range should be achievable with the expected level of performance. Performance within the expected range results in a multiplier of 100%. Performance below the range is considered sub-optimal and will result in a reduction of the multiplier below 100%. Performance above the range is considered extraordinary and results in an increase of the multiplier above 100%, to a maximum of 150%.

        In 2010, there were four KODs, as follows:

  •
  product development and sales growth goals for surgical heart valve therapy products ("KOD #1");

  •
  sales goals and clinical, regulatory, and product development milestones for transcatheter heart valves ("KOD #2");

  •
  sales growth goals, product development, and regulatory milestones for Critical Care products ("KOD #3"); and

  •
  strengthen various operational, quality, manufacturing, and management systems ("KOD #4").

        The following chart illustrates the impact of the performance with respect to each KOD on the KOD multiplier, and the actual 2010 KOD performance. Actual KOD performance can range from 0% to 200%. The aggregate KOD multiplier can be as low as 0% and may not exceed 150%. Interpolation is applied for results between the levels shown in the chart.

Determination of 2010 Key Operating Driver Multiplier

Key Operating Driver	Underachieve	Achieve	Overachieve	KOD Multiplier Based Upon Actual Performance
KOD #1	0%	25%	60%	10%
KOD #2	0%	40%	80%	60%
KOD #3	0%	20%	40%	16%
KOD #4	0%	15%	15%	15%

Total		100%		101%

        Based upon the KOD performance described above, the Compensation Committee concluded that the 2010 KOD multiplier was 101%.

        Individual Performance Objective Multiplier.    Finally, the result of the above calculation is multiplied by the Individual Performance Objective Multiplier. The individual performance objectives for the Chairman and CEO are established by the Compensation Committee, and the individual performance objectives for each Named Executive Officer (other than the Chairman and CEO) are established collaboratively by the Chairman and CEO and each such executive. Each executive has an appropriate number of meaningful individual performance objectives. In choosing the individual performance objectives, the Chairman and CEO and the Compensation Committee strive to create objectives, the attainment of which will result in the effective implementation of the Company's strategic and operating plans, with a focus on the achievement of the financial and operational goals within each executive's individual area of responsibility.

        These objectives are considered in the aggregate to determine an overall performance modifier for each Named Executive Officer for the purposes of the compensation formula. Although some of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include numerous quantitative measures. However, the determination of the overall performance modifiers for each Named Executive Officer also involves a subjective process. The Chairman and CEO reviews the performance of each Named Executive Officer with the Compensation Committee and recommends the performance modifier for each. The Compensation Committee then exercises subjective judgment, assigning a percentage of achievement for purposes of the compensation formula. This process involves reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive's performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance objective multipliers may range from 0% to 200%. If an executive achieves less than 100% of his or her individual performance objectives, his or her incentive compensation is decreased from the level determined by the other factors, and if an executive achieves more than 100% of his or her individual performance objectives then that executive's incentive compensation is increased above the level determined by the other factors.

        The individual performance objectives established by the Compensation Committee for the Chairman and CEO and the other Named Executive Officers and the Compensation Committee determinations for 2010 are described below.

        Mr. Mussallem:     Mr. Mussallem's performance objectives were to: develop and execute corporate strategy; achieve Company financial goals and KODs; increase shareholder value; drive innovation and product leadership; attract and retain talented employees; promote a culture of ethical business practices and social responsibility; and provide leadership as Board Chairman. The Compensation Committee assessed Mr. Mussallem's 2010 performance against each objective. In particular, they noted his: (i) success in implementing an increased strategic focus for the Company; (ii) strong oversight of important product-specific and infrastructure-related strategic initiatives; (iii) successfully attracting and retaining talent and planning for the future; (iv) setting an appropriate "tone at the top"; and (v) promoting strong corporate governance and an open and trusting Board environment. In making its evaluation, the Compensation Committee observed that Mr. Mussallem maintained focus on execution of the Company's strategy in order to deliver both near-term and long-term superior shareholder value; met or exceeded all financial goals; strengthened the pipeline of future new products; and strengthened infrastructure, in particular quality systems, to support future growth.

        Mr. Abate:     Mr. Abate's performance objectives were to: ensure the Company's financial reporting maintains the highest integrity; maximize the Company's internal financial department's contribution to the Company's long-term financial success; work with the Board of Directors to enhance the Company's financial health; maintain a high standard of investor relations; attract and retain talented employees to the Company's global finance team; and maximize the Company's capital capacity and enhance shareholder returns. The Compensation Committee determined Mr. Abate's 2010 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his focus on strengthening the balance sheet through conservative fiscal management, managing foreign exchange fluctuation through hedging activities, as well as effectively managing stock repurchase activities.

        Mr. Verguet:     Mr. Verguet's performance objectives were to: achieve 2010 European KODs and financial goals; drive new product introductions in Eastern Europe, Middle East, and Africa; drive innovation and product leadership; enhance leadership in key franchises; attract, develop and retain talented employees; and promote a culture of ethical business practices and social responsibility. The Compensation Committee determined Mr. Verguet's 2010 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his continued leadership for the strong results of the transcatheter heart valves in Europe, his continued focus on optimizing the European organization and developing talent.

        Mr. Solomon:     Mr. Solomon's performance objectives were to: develop, evolve and execute the strategy to transform the Critical Care business to consistently deliver significant sales growth with improving profitability; achieve the financial goals for the critical care business; meet 2010 product development KODs; attract, develop and retain talented employees; promote a culture of customer focus, innovation and operational excellence; and ensure quality compliance leadership. The Compensation Committee determined Mr. Solomon's 2010 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his leadership of the critical care business as well as overall operations, his focus on quality compliance and his ability to attract, develop and retain talented employees.

        Mr. Wood:     Mr. Wood's performance objectives were to: develop and execute transcatheter heart valve strategy; achieve the KODs and financial goals for the transcatheter heart valve business; build the infrastructure to prepare for the U.S. launch; drive innovation and product leadership; attract, develop and retain talented employees; promote a culture of customer focus, innovation and operational excellence; and ensure quality compliance leadership. The Compensation Committee determined Mr. Wood's 2010 performance objective multiplier by evaluating his performance against each objective. In particular, they noted the strong performance of the transcatheter heart valve business, execution of the PARTNER trial, progress on product development milestones, and his ability to attract and retain talent.

        Committee Review Process.    The Compensation Committee meets each February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. The Compensation Committee may adjust the incentive payment levels based on Financial Measure Achievement, KOD Achievement, Individual Performance Objective Multiplier, and other factors (for example, total shareholder return and achievement of strategic objectives) the Compensation Committee determines appropriate. In February 2011, after reviewing the Company's 2010 performance versus financial and operational goals, total shareholder return performance, and business segment performance, the Compensation Committee awarded incentive payments totaling approximately $2.6 million to the Named Executive Officers. The amount awarded to the Named Executive Officers, as a group, represented 133% of the incentive pay target for the Named Executive Officers (including the Chairman and CEO). The amount awarded to each Named Executive Officer for 2010 is reported in the Summary Compensation Table. The incentive payments were paid in March 2011.

        In connection with setting 2010 compensation and the incentive compensation provided to the Named Executive Officers, the Compensation Committee considered the risk profile of the Company's compensation programs, policies and practices and determined that the Company's incentive compensation does not encourage unnecessary or excessive risks and that the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered the views of the Company's compensation staff and legal counsel, as well as outside compensation consultants.

        Long-Term Incentive Awards.    The long-term incentive awards are designed to: (i) enhance the value of the Company (and, ultimately create stockholder value) by aligning participants' interests more closely to those of the Company's stockholders and by providing participants with an incentive to manage the Company from the perspective of an owner; and (ii) retain qualified employees.

        The Company grants long-term incentive awards in the form of stock options and restricted stock units to eligible employees (including the Named Executive Officers) under the Long-Term Stock Program. The Long-Term Stock Program was last approved by the stockholders in May 2010. The combination of options and restricted stock units allows the Company to maintain a competitive compensation program.

        At the Compensation Committee meeting immediately preceding the stockholder meeting in May of each year, the Compensation Committee determines the size of the long-term incentive award for each Named Executive Officer based on competitive total direct compensation targets for the executive along with such executive's level of responsibilities, ability to contribute to and influence long-term results of the Company, and individual performance. In making individual awards, the Compensation Committee considers factors similar to those taken into account in establishing non-equity incentive compensation. Also taken into account is benchmarking data from the Comparator Group as well as a subjective determination regarding the individual executive's potential for contributing to the Company's future success. Of these factors, the ability to influence the Company's long-term goals and individual performance are weighted most heavily. In keeping with the Company's commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2010 comprised, on average, 62% of the value of the Named Executive Officers' total direct compensation package.

        For 2010, a benchmark guideline expressed as a dollar value was established for each Named Executive Officer. Using the benchmark guideline, the Chairman and CEO evaluated each executive's performance (other than himself), as discussed previously (see "Compensation Process," above), and established specific recommendations for the Compensation Committee's consideration. Accordingly, individual executive awards may and do vary from the benchmark guideline. The Compensation Committee evaluated the Chairman and CEO's performance using the same criteria as discussed above in "Compensation Process" to establish the appropriate award for the Chairman and CEO.

        For 2010, the approved long-term incentive value was delivered using a combination of stock options and restricted stock units, with the CEO and all Named Executive Officers except Mr. Abate at 100% stock options. For Mr. Abate, approximately 75% of the value was delivered using stock options (with the number of option shares calculated based on the Black-Scholes value on the date of grant as determined for financial reporting purposes), and approximately 25% of the value was delivered in the form of restricted stock units. Stock options were more heavily weighted in the allocation to focus the Named Executive Officers on the creation of stockholder value over the long-term.

        Stock options granted after March 23, 2010 have an exercise price equal to the closing price on the day of Compensation Committee approval. Prior to that date, stock options had an exercise price equal to the closing price on the day before Compensation Committee approval. As discussed above, the Compensation Committee approved the 2010 awards for the Named Executive Officers at its meeting in May 2010. Stock options granted to Messrs. Mussallem and Abate vest monthly over twenty-four months, each with a seven-year term, consistent with vesting standards established for retirement-eligible executives. Stock options granted to Messrs. Solomon, Verguet and Wood vest annually over four years and have a seven-year term.

        Restricted stock units awarded in 2010 to Mr. Abate and other employees become 50% vested on the third anniversary of the grant and 100% vested on the fourth anniversary of the grant. Upon termination, retirement-eligible employees vest in 25% of the restricted stock unit awards for each full year of employment with the Company measured from the grant date. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2010, the following Named Executive Officers were retirement-eligible: Messrs. Mussallem and Abate.

        The awards made to the Named Executive Officers for 2010 are set forth in the accompanying Grants of Plan-Based Awards in Fiscal Year 2010 table.

        Stock Ownership Guidelines.     Under guidelines adopted by the Company, the Chairman and CEO is targeted to own shares of Company stock with an aggregate market value at least equal to six times his current base salary; the other Named Executive Officers are targeted to own shares with an aggregate market value at least equal to three times the executive's current annual base salary. Shares that count toward meeting the guidelines include the shares held directly or under Company plans, restricted stock and restricted stock units, and 25% of the value of vested in-the-money stock options. Executives who have met guidelines are expected, absent unusual circumstances, to maintain or exceed their target ownership levels. Stock ownership guidelines are to be satisfied within five years of becoming an executive officer, and were established to create additional owner commitment and to emphasize shareholder value creation. Target ownership levels are adjusted as the executives' annual base salaries change. As of December 31, 2010, each Named Executive Officer had achieved, or was on schedule to achieve, his targeted level of stock ownership within the allotted time.

        Market Timing of Equity Awards.     The Company does not have any program, plan or practice to time option grants to its Named Executive Officers (or any other optionee) in coordination with the release of material information. Annual equity awards for the Named Executive Officers are made at the Compensation Committee meeting in May of each year. Any other equity awards to Named Executive Officers, including grants to new hires, are made on the date of the next available Compensation Committee meeting following the event giving rise to the grant.

        Benefits.     The Named Executive Officers are eligible to participate in employee benefit programs generally offered to other employees of the Company. These benefits generally provide, on average, 4% of the value of the Named Executive Officer's total cash compensation. In addition, the Company provides certain other perquisites to its Named Executive Officers that are not generally available to the Company's employees. These perquisites are described below and reported in the Summary Compensation Table.

        The Company's perquisite program for the Named Executive Officers includes: (i) a monthly car allowance (of $1,100 for the Chairman and CEO and $900 for the other U.S.-based Named Executive Officers; the Corporate Vice President, Europe, Middle East and Africa receives approximately $2,660); (ii) reimbursement for an annual executive physical examination (generally ranging from $1,500 to $3,500); and (iii) a flexible allowance up to an annual maximum of $40,000 (plus the cost of two club memberships) for the Chairman and CEO for 2010, and a maximum of $20,000 for the other Named Executive Officers for 2010 for reimbursement of qualifying flexible allowance expenses detailed below.

        Car Allowance.    The car allowance is intended to cover expenses related to the lease, purchase, insurance, and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners, and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. The car allowance eases the administrative burden of tracking mileage and wear-and-tear each time travel occurs. Executives receiving this benefit are not eligible for additional mileage reimbursement for business use of their personal vehicle.

        Annual Executive Physical Examination.    Each of the Named Executive Officers is entitled to receive an annual comprehensive executive physical examination. This benefit encourages the proactive management of the executive's health and provides an opportunity for early diagnosis and treatment of health issues.

        Flexible Allowance.    This benefit recognizes the diverse needs of the Company's executive officers. Eligible expenses are reimbursed up to the stated annual limits, and any unused portion is forfeited.

        The following list describes eligible reimbursement items under the flexible allowance:

          Airline Clubs.     Executives can maintain membership in airline clubs that provide airport meeting facilities that are useful for conducting job-related business.

          Cellular Phone.     Expenses related to the purchase and activation of a cellular phone may be reimbursed under the flexible allowance program. The nature of the executives' responsibilities requires them to be easily accessible. Reimbursements for business-related calls are requested through the normal expense reporting process.

          Club Membership.     The Company reimburses membership dues in various clubs that provide substantial engagement within the local community and are useful for conducting job-related business as well as reimbursement for membership to fitness clubs (including personal training).

          Financial Planning.     This allowance covers expenses resulting from financial, estate, and tax planning. The Company believes that it is in its best interest for the executives to have professional assistance in managing their total compensation so that they can focus their full attention on growing and managing the business.

          Home Office Equipment.     Expenses related to establishing and maintaining a home business office are covered under the flexible allowance. The maintenance of a home office enables the executives to conduct business outside normal work hours.

          Spousal Travel.     The Company believes that there are instances when it is appropriate for an executive to take their spouse to a business function. In those instances, the Company will reimburse the cost of spousal travel under the flexible allowance.

        The Compensation Committee conducts an annual review of the competitiveness of the Company's perquisite program and the individual components and reimbursement levels. As a result of these reviews, the Compensation Committee may make adjustments as it determines to be appropriate. Also, the Audit

Committee periodically reviews actual benefit usage. The Company believes that providing these perquisites is a relatively inexpensive way to enhance the competitiveness of the executive's compensation package.

        Pension.     Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its Nyon, Switzerland facility (see the section "Pension Benefits" below). The Company does not have any pension plans in which any of the other Named Executive Officers participate.

        Deferred Compensation.     The Company has adopted a deferred compensation plan for the Named Executive Officers and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the "EDCP"), the Named Executive Officers and other key employees have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the EDCP is comparable to similar plans offered by companies in the Comparator Group.

        In 2001, the Company adopted the Executive Option Plan ("EOP"), a nonqualified option plan for the benefit of its executives and other key employees. The EOP permitted participants to elect to forego all or a portion of their compensation (base salary and bonus) and receive instead options to purchase shares of mutual funds or common stock of the Company. The Company discontinued participation in the EOP on December 31, 2004. The outstanding options under the EOP are fully vested. The participating Named Executive Officers are entitled to receive payment of dividend equivalents on outstanding options they hold under the EOP in accordance with the terms of the EOP.

        The amounts deferred and accrued under the EDCP and the EOP for the Named Executive Officers are reported below in the Summary Compensation Table and the Nonqualified Deferred Compensation Table.

        Employment and Post-Termination Agreements.     The Company has entered into an employment agreement with its Chairman and CEO as well as change in control severance agreements with the Chairman and CEO and the Company's other Named Executive Officers as discussed below. Those other Named Executive Officers are eligible to participate in a severance plan for eligible employees to receive severance benefits upon an involuntary termination of employment due to the elimination of their position or a reduction in workforce.

        Chief Executive Officer Employment Agreement.    The Company's employment agreement with the Chairman and CEO, Mr. Mussallem, was approved by the Compensation Committee, and provides for his appointment as CEO; an annual base salary, bonus, and long-term incentive awards as determined by the Board; and, in certain circumstances, severance payments upon termination of employment.

        Mr. Mussallem's base salary is reviewed and may be adjusted annually based on: (i) the Compensation Committee's review of the Comparator Group data in consultation with the Compensation Committee's compensation consultant, and (ii) Mr. Mussallem's performance. The Compensation Committee followed the same philosophy and programs described above for executives in determining 2010 compensation for Mr. Mussallem. In addition, the Compensation Committee reviewed a tally sheet prepared by its independent compensation consultant which affixed a dollar amount to all components of Mr. Mussallem's compensation, including current compensation, equity awards, benefits, and potential severance payments. Based on this review, his annual base salary was maintained at $825,000, the same level as was in effect for 2009, and his Incentive Pay Objective for expected performance was set at $825,000. See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below. In addition, Mr. Mussallem was awarded 300,000 stock options. For 2010, the Compensation Committee awarded Mr. Mussallem a bonus of $1,143,500 based on the factors described above under "Annual Cash Incentive Payment." The Compensation Committee believes, after reviewing Mr. Mussallem's total direct compensation, individual performance and contribution to the Company's financial results during 2010, that Mr. Mussallem's total compensation and each component thereof were in line with the Company's compensation philosophy and objectives.

        In February 2011, the Compensation Committee approved Mr. Mussallem's base salary to remain at $825,000, in line with the Comparator Group and the Company's compensation philosophy emphasizing the pay for performance incentives. The Compensation Committee approved an Incentive Pay Objective for expected performance of $990,000. See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below. The Compensation Committee also approved Mr. Mussallem's personal performance objectives for 2011.

        If Mr. Mussallem is involuntarily terminated by the Company without "cause," as defined in the employment agreement, the Company is required to pay certain severance benefits if he is not receiving the severance benefits under his change in control severance agreement. The material terms of the severance arrangement are described in the section "Potential Payments Upon Termination or Change in Control," below.

        Change in Control Severance Agreements.    The Company has entered into agreements with its Named Executive Officers pursuant to which such individuals would be provided certain payments and benefits in the event of termination of employment following a change in control of the Company. The Company believes that this program enhances the likelihood of retaining the services of such officers in the event the Company was to become an acquisition target and allows the Named Executive Officers to continue to focus their attention on the Company's business operations, stockholder value and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations.

        The level of severance benefits was established based on a review of severance benefits paid by similar companies. This review was conducted by the Company's compensation consultant at the time the Company became an independent public company. A subsequent review was conducted by the Compensation Committee's independent compensation consultant in January 2006. That analysis indicated that the benefits being provided under the agreements to the Chairman and CEO, and to Messrs. Abate and Verguet, were competitive. In 2008, a similar review was conducted, resulting in a revised level of benefits. These benefits became effective for all officers who received these agreements beginning in 2008, including Messrs. Solomon and Wood.

        Each agreement provides that the Named Executive Officer will be entitled to severance benefits upon his involuntary termination or constructive termination within 24 months following a change in control of the Company. The Chairman and CEO will also receive severance benefits upon a voluntary termination of his employment at any time during the thirteenth month following a change in control. If any payments to a Named Executive Officer (other than Messrs. Solomon and Wood) would be subject to excise tax under Internal Revenue Code Section 4999 ("Section 4999"), the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes had the excise and resulting gross-up not been imposed. Under their agreements, Messrs. Solomon's and Wood's payments and benefits will be reduced to the extent necessary to maximize their net after-tax benefits after taking into account any excise taxes payable under Section 4999. The material terms of the agreements are described in the section "Potential Payments Upon Termination or Change in Control," below.

        The Company believes that the level of severance payments is fair and reasonable based on the years of service of the Named Executive Officers and the value the Company would derive from the services provided by the executives with change in control agreements prior to, and following, a change in control.

        Tax and Accounting Implications.

        Policy Regarding Section 162(m).    Section 162(m) generally limits the corporate deduction for annual compensation deemed paid to the named executive officers to $1,000,000 per individual, unless that compensation qualifies as performance-based under Section 162(m). The Compensation Committee intends to consider the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the tax benefits to the Company's stockholders. The

Long-Term Stock Program is a stockholder-approved plan which has been structured so that any compensation deemed paid in connection with the exercise of stock options will qualify as performance-based compensation not subject to the $1,000,000 limitation. The awards to the Named Executive Officers excluding Chief Financial Officer under the Incentive Plan for 2010 and 2011 are intended to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation.

        Compensation that does not qualify as "performance-based" under Section 162(m) paid to the Named Executive Officers in 2010 exceeded the $1,000,000 limitation by $6,549,213, primarily as a result of the vesting of restricted stock units. The Compensation Committee recognizes the importance of preserving the Company's ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Compensation Committee will continue to design salary, annual incentive bonuses and long-term incentive compensation in a manner that the Compensation Committee believes prudent or necessary to hire and retain the Company's Named Executive Officers, and some of the compensation deemed paid to these executives may be nondeductible.

        Accounting for Stock-Based Compensation.    The Company accounts for stock-based payments in accordance with applicable accounting guidance. The fair value of each award is estimated on the date of grant and expensed in the income statement over the vesting period for the award.

        2011 Compensation Decisions.     At its February 2011 meeting, the Compensation Committee approved base salary increases of approximately 5% in the aggregate for the Named Executive Officers (excluding Mr. Mussallem, who did not receive an increase) to maintain market competitiveness. The Compensation Committee also approved other base salary increases to recognize performance for other executives. In addition, the Compensation Committee established the Incentive Pay Objectives for each Named Executive Officer, and established the Company's 2011 financial and operational goals under the Incentive Plan.

Report of the Compensation and Governance Committee

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement distributed in connection with the Company's 2011 Annual Meeting of Stockholders.

The Compensation and Governance Committee:
Mike R. Bowlin (Chairperson)
Robert A. Ingram
William J. Link, Ph.D.
Barbara J. McNeil, M.D., Ph.D.

Executive Compensation

        The following table sets forth a summary, for the years indicated, of the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers of the Company whose total compensation for the 2010 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of 2010. No other executive officers that would have otherwise been includable in such table on the basis of total compensation for the 2010 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The five individuals identified in the Summary Compensation Table are referred to as the "Named Executive Officers" throughout this disclosure.

Summary Compensation Table

Name and Principal Position	Year	Salary $(1)	Stock Awards $(2)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Mr. Mussallem	2008	796,308	767,866	2,294,090	1,600,000	203,931	115,441	5,777,636
Chairman of the Board and	2009	819,231	73,580	3,267,572	1,300,000	87,217	161,080	5,708,680
Chief Executive Officer	2010	825,000	133,128	3,559,500	1,143,500	15,587	152,303	5,829,018
Mr. Abate	2008	365,745	361,946	690,677	500,000	11,398	48,925	1,978,691
Corporate Vice President,	2009	394,231	302,875	706,927	378,000	936	62,522	1,845,491
Chief Financial Officer	2010	412,308	305,422	733,257	373,968	2,320	57,920	1,885,195
Mr. Verguet	2008	444,202	249,930	542,495	452,738	214,485	115,626	2,019,476
Corporate Vice President	2009	465,278	213,996	706,329	369,763	143,666	62,551	1,961,583
	2010	493,745	—	855,040	375,126	448,123	70,821	2,242,855
Mr. Solomon	2008	341,058	177,728	667,686	393,300	—	44,675	1,624,447
Corporate Vice President	2009	369,231	151,056	829,936	333,000	—	59,769	1,742,992
	2010	391,923	—	1,138,272	328,457	—	53,297	1,911,949
Mr. Wood	2010	347,692	—	1,026,048	331,254	—	36,843	1,741,837
Corporate Vice President

(1)
Amounts shown for 2010 include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$132,250; Mr. Abate—$180,300; Mr. Verguet—$0; Mr. Solomon—$32,245; and Mr. Wood—$0. The EDCP provides officers and other key employees the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The EDCP is more fully described in the section following the Nonqualified Deferred Compensation Plans table below.

Mr. Verguet's compensation is converted from Swiss Francs to United States Dollars. The conversion rate was determined by averaging the monthly intercompany exchange rate for the year. Mr. Verguet's base salary expressed in Swiss Francs for 2008, 2009, 2010 was CHF 479,406, CHF 501,702, and CHF 514,425 respectively.

(2)
Amounts disclosed in this column reflect the aggregate grant date fair value of the stock award or option for all years. See Note 11 of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for assumptions used in the calculations.

(3)
Amounts shown in this column for 2010 were earned under the Incentive Plan based on achievement of performance criteria for 2010. Amounts shown include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$0; Mr. Abate—$123,409; Mr. Verguet—$0; Mr. Solomon—$0; and Mr. Wood—$0. Amounts earned but not deferred were paid to the executives in 2011.

(4)
Amounts shown in this column for the individuals, other than Mr. Verguet, reflect dividend equivalents paid in cash under the Company's EOP. Please refer to the table under the heading "Executive Option Plan" to see a description of Aggregate Earnings in connection with this plan. Please refer to the section following the Nonqualified Deferred Compensation Plans table below for a description of the plan.

Mr. Verguet participates in the Company's pension plan for salaried employees at its Nyon, Switzerland facility (see the section, "Pension Benefits" below). The amounts shown in this column for Mr. Verguet represent the increase in the actuarial value of his benefits under the Nyon pension plan, which include employer and employee contributions and investment earnings, and does not include voluntary employee contributions of approximately $313,000 in 2009 and $862,134 in 2010.

(5)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2010. The amounts disclosed are the actual costs to the Company of providing these benefits.

Type of Compensation	Mr. Mussallem	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Wood
401(k) Company Match	$9,800	$9,800	—	$9,800	$9,800
EDCP Company Contribution	$75,200	$16,399	—	$15,260	—
Car Allowance or Company Car Lease Payments	$13,200	$10,800	$31,914	$10,800	$10,800
Reimbursement for Financial Planning Expenses	$40,000	—	$15,042	$12,265	$8,457
Reimbursement for Airline Club Dues	—	—	—	$400	$350
Reimbursement for Club Membership Dues	$9,372	$19,833	—	$2,000	$4,716
Reimbursement for Home Office Supplies	—	$167	—	$1,876	$1,999
Reimbursement for Annual Physical Examination Expenses	$3,140	—	—	—	—
Life Insurance Premiums	$1,591	$921	$23,865	$896	$721

Totals	$152,303	$57,920	$70,821	$53,297	$36,843

Grants of Plan-Based Awards in Fiscal Year 2010

        The following table provides certain summary information concerning each grant of an award made to Named Executive Officers in 2010 under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock/Units (#)		All Other Option Awards; Number of Securities Underlying Options(#)
											Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(3)
												Closing Price on Grant Date
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)		Maximum ($)
Mr. Mussallem			—	$825,000	(4)	$1,650,000
	4/5/2010	2/11/2010					2,580	(5)					$133,128
	5/13/2010	5/13/2010							300,000	(7)	$50.96	$50.96	$3,559,500
Mr. Abate			—	$280,000		$560,000
	4/5/2010	2/11/2010					586	(5)					$30,238
	5/13/2010	5/13/2010					5,400	(6)	61,800	(7)	$50.96	$50.96	$1,008,441
Mr. Verguet			—	$306,922	(4)	$613,845
	5/13/2010	5/13/2010							64,000	(8)	$50.96	$50.96	$855,040
Mr. Solomon			—	$266,000	(4)	$532,000
	5/13/2010	5/13/2010							85,200	(8)	$50.96	$50.96	$1,138,272
Mr. Wood			—	$239,000	(4)	$478,000
	5/13/2010	5/13/2010							76,800	(8)	$50.96	$50.96	$1,026,048

(1)
The Company's practice is to grant equity-based awards on the date the Compensation Committee takes action to approve such grants. However, certain grants made in connection with the transition of certain employees (including some of the Named Executive Officers) out of Baxter's pension plan are granted annually on the Company's founding anniversary and approved at the meeting of the Compensation Committee held in the preceding February. Please see footnote number 5 below regarding an explanation of such transition grants.

(2)
Awards payable under the Edwards Incentive Plan for 2010. See the discussion on "Annual Cash Incentive Payment," at page 34, for additional information. Amounts for Mr. Verguet were converted from Swiss Francs to United States dollars using an exchange rate of 1.04 CHF/USD.

(3)
Amounts disclosed reflect the grant date fair value of the stock award or option computed in accordance with applicable accounting guidance.

(4)
The awards to the Chairman and CEO and Messrs. Verguet, Solomon and Wood under the Edwards Incentive Plan for 2010 were intended to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation under Section 162(m). See the discussions on "Annual Cash Incentive Payment," at page 34 and "Incentive Pay Objective," at page 35, for additional information. The amounts set forth above represent the Incentive Pay Objective anticipated to be paid for performance that meets pre-established objectives, after the exercise of negative discretion by the Compensation Committee.

(5)
The Company is facilitating the transition of certain longer service salaried exempt employees (including some of the Named Executive Officers) out of Baxter pension plan in connection with the spin-off of the Company from Baxter in 2000 by granting them annual equity-based awards to compensate them for their lost pension benefits (the "Transition Program"). The annual grants will continue until the earlier of when the employee reaches age 65 or terminates employment with the Company. In 2010, these awards were in the form of restricted stock units.

The number of restricted stock units awarded to each participant was determined by dividing the amount equivalent to the participant's 401(k)-eligible earnings for 2009 (as adjusted by a factor based on the participant's "points" under the Baxter pension plan) by the fair market value of the Company's common stock on the date of grant. The restricted stock units were granted under the Long-Term Stock Program and vest with respect to (i) 50% of the underlying shares upon an individual's completion of three years of service measured from the grant date and (ii) with respect to the remaining 50% of the underlying shares upon the individual's completion of four years of service measured from the grant date. On February 11, 2010, the Compensation Committee approved the transition grant eligible earnings for two Named Executive Officers: Mr. Mussallem and Mr. Abate. The transition grants were awarded on April 5, 2010.

(6)
The restricted stock units are granted under the Long-Term Stock Program and vest with respect to (i) 50% of the underlying shares upon an individual's completion of three years of service measured from the grant date and (ii) with respect to the remaining 50% of the underlying shares upon the individual's completion of four years of service measured from the grant date. Vesting for employees who are retirement-eligible at termination is 25% per year of unvested units. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2010, the following Named Executive Officers were retirement-eligible: Mr. Mussallem and Mr. Abate.

(7)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 13, 2010, and are subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

(8)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 13, 2011 subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

Outstanding Equity Awards at 2010 Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Mr. Mussallem	9,846	—		$13.47	04/03/2012
	500,000	—		$13.01	05/07/2012
	14,112	—		$13.81	04/03/2013
	329,000	—		$22.95	05/11/2012
	396,000	—		$21.96	05/10/2013
	318,000	—		$24.42	05/09/2014
	352,000	—		$27.77	05/07/2015
	329,333	86,667	(1)	$31.47	05/06/2016
	87,500	212,500	(8)	$50.96	05/12/2017
						1,594	$128,859
						19,000	$1,535,960
						2,978	$240,742
						25,200	$2,037,168
						2,532	$204,687
						2,580	$208,567

Total	2,335,791	299,167				53,884

Mr. Abate	1,332	—		$13.47	04/03/2012
	50,000	—		$13.01	05/07/2012
	1,826	—		$13.81	04/03/2013
	30,000	—		$17.36	11/03/2011
	46,200	—		$22.95	05/11/2012
	50,000	—		$21.50	02/15/2013
	92,000	—		$21.96	05/10/2013
	70,500	23,500	(2)	$24.42	05/09/2014
	86,799	14,001	(3)	$27.77	05/07/2015
	71,250	18,750	(1)	$31.47	05/06/2016
	18,025	43,775	(8)	$50.96	05/12/2017
						338	$27,324
						6,000	$485,040
						770	$62,247
						12,400	$1,002,416
						676	$54,648
						9,000	$727,560
						586	$47,372
						5,400	$436,536

Total	517,932	100,026				35,170

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Mr. Verguet	24,000	—		$13.01	05/07/2012
	77,000	—		$22.95	05/11/2012
	86,000	—		$21.96	05/10/2013
	43,500	14,500	(2)	$24.42	05/09/2014
	36,400	36,400	(4)	$27.77	05/07/2015
	20,000	60,000	(5)	$31.47	05/06/2016
	—	64,000	(9)	$50.96	05/12/2017
						4,000	$323,360
						9,000	$727,560
						6,800	$549,712

Total	286,900	174,900				19,800

Mr. Solomon	—	3,400	(6)	$25.81	02/14/2014
	11,000	11,000	(2)	$24.42	05/09/2014
	44,800	44,800	(4)	$27.77	05/07/2015
	23,500	70,500	(5)	$31.47	05/06/2016
	—	85,200	(9)	$50.96	05/12/2017
						3,000	$242,520
						6,400	$517,376
						4,800	$388,032

Total	79,300	214,900				14,200

Mr. Wood	23,000	—		$21.96	05/10/2013
	27,000	9,000	(2)	$24.42	05/09/2014
	38,400	38,400	(4)	$27.77	05/07/2015
	22,500	67,500	(5)	$31.47	05/06/2016
	—	76,800	(9)	$50.96	05/12/2017
						2,000	$161,800
						5,400	$436,536
						4,600	$371,864

Total	110,900	191,700				12,000

(1)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 7, 2009.

(2)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 10, 2008.

(3)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in thirty-six equal monthly installments beginning on June 8, 2008.

(4)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 8, 2009.

(5)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 7, 2010.

(6)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on February 15, 2008.

(7)
Based on the closing price of Company common stock on December 31, 2010.

(8)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 13, 2010, and are subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

(9)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 13, 2011 subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

Option Exercises and Stock Vested in Fiscal Year 2010

        The following table sets forth for each of the Named Executive Officers the number of shares of the Company's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2010. No stock appreciation rights were exercised by the Named Executive Officers during the 2010 fiscal year.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Mr. Mussallem	261,524	(3)	$8,442,404	101,236	$5,043,048
Mr. Abate	127,622		$4,569,163	12,473	$618,968
Mr. Verguet	88,000		$3,895,078	9,000	$447,215
Mr. Solomon	115,200		$3,969,818	7,720	$384,353
Mr. Wood	50,800		$2,151,510	5,290	$263,467

(1)
Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
Value realized is determined by multiplying (i) the closing market price of the common stock on the day prior to vesting by (ii) the number of shares vested.

(3)
Of the 261,524 options exercised, 240,000 were exercised pursuant to a pre-arranged stock trading plan established by Mr. Mussallem under Rule 10b5-1 of the Securities and Exchange Act of 1934.

Pension Benefits

        Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its Nyon, Switzerland facility. No other Named Executive Officer of the Company participates in any Company pension plan. The following table sets forth the actuarial present value of Mr. Verguet's accumulated benefit under the Nyon pension plan.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Mussallem	—	—	—	—
Mr. Abate	—	—	—	—
Mr. Verguet	Nyon Plan	8.33	$2,541,147	$0
Mr. Solomon	—	—	—	—
Mr. Wood	—	—	—	—

        The Company's Nyon pension plan, formerly called the St. Prex pension plan, is a cash balance plan under which each participant has an account balance consisting of savings and interest credits earned each year. Interest credits are determined annually. Savings credits are equal to a percentage of "insured salary"

based upon the age of the participant (ranging from 0% at age 18 to 21% at age 55 or older). Insured salary includes salary and bonus reduced by social security offsets. The plan is funded by both employee and employer contributions which are fully vested at all times. Normal retirement age is 65 for males. At normal retirement, a participant may choose to receive the accumulated account balance as either a lump sum or in the form of a pension annuity. See Note 10 of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for a discussion of the assumptions used to determine the present value of accumulated benefits under the Company's pension plans.

Nonqualified Deferred Compensation Plans

        Information regarding the Named Executive Officers' participation in the Company's nonqualified deferred compensation plans is included below.

        Executive Deferred Compensation Plan.    On December 24, 2004, the Compensation Committee adopted the EDCP, effective for compensation earned on or after January 1, 2005. The following table sets forth information relating to the EDCP for 2010 for the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mr. Mussallem	$132,250	$75,200	$149,047	—	$1,183,699
Mr. Abate	$282,360	$16,399	$157,313	—	$1,469,689
Mr. Verguet	—	—	—	—	—
Mr. Solomon	$34,245	$15,260	$33,028	—	$258,498
Mr. Wood	—	—	—	—	—

(1)
Executive contributions are included in "Salary" reported under the Summary Compensation Table above, except for Mr. Abate, whose contributions are included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings".

(2)
Company contributions are included in "All Other Compensation" reported under the Summary Compensation Table above.

(3)
Earnings is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.

        The EDCP provides the Named Executive Officers and certain other employees with the opportunity to defer specified percentages (up to 25%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan because of the limitations under such plan imposed by the Internal Revenue Code. The EDCP also permits the participants to defer up to 100% of their annual incentive bonus and an additional 60% of their base pay, but the Company does not match the employee contribution above 25%. Participants may elect deferred amounts to be paid in the form of either a lump sum or in up to 15 annual installments either upon separation from service or a specified date. Deferrals are credited with gain or loss based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by the Compensation Committee. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the EDCP and subject to applicable law. No actual investments will be held in the participants' accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances.

        Executive Option Plan.    In 2001, the Company adopted the EOP, which permitted the Named Executive Officers and certain other employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. The Company discontinued option grants under the EOP on December 31, 2004.

        The following table sets forth information relating to the EOP for 2010 for the named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Mr. Mussallem	—	—	—	$1,513,274	—
Mr. Abate	—	—	$23,116	—	$104,002
Mr. Verguet	—	—	—	—	—
Mr. Solomon	—	—	—	—	—
Mr. Wood	—	—	—	—	—

(1)
Earnings include realized and unrealized gains and losses for the year and actual earnings but exclude dividend equivalents paid in cash which are discussed in the Summary Compensation Table, above.

(2)
Balance is calculated by taking the fair value of options held less cost to exercise and less interest payments due to the Company.

        Under the EOP, the Named Executive Officers and certain other employees were provided with the opportunity to forego a portion of their cash compensation and receive in lieu thereof options to purchase shares of mutual funds or Company common stock (as selected by the participant) and matching employer contributions. Each plan participant received an option to purchase selected securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone and any Company matching contributions, and an exercise price equal to 25% of the fair market value of the underlying securities on the grant date. Any dividends and distributions paid on the securities underlying the outstanding options that were paid in cash to the participants during 2010 are reported as Nonqualified Deferred Compensation Earnings under the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

        Included below is a summary of the material terms and conditions of the agreements the Company has entered into with its Named Executive Officers that provide for certain payments and benefits upon termination of employment. The agreements are the only arrangements the Company has with its Named Executive Officers to provide benefits upon termination that are not otherwise part of the Company's employee benefit plans that apply to all salaried employees on the same terms. Also described below are the terms of the Long-Term Stock Program which provide for the acceleration of outstanding equity awards in the event of a change in control of the Company.

        Change in Control Severance Agreements.    The Company has entered into change in control severance agreements with Messrs. Mussallem, Abate and Verguet and other executive officers which provide that the executive is entitled to receive severance payments if: (i) the executive is involuntarily terminated within six months prior to a change in control, or (ii) the executive's employment terminates within 24 calendar months following a change in control by reason of either (a) termination by the Company of the executive's employment without cause, or (b) the executive's voluntary termination for good reason. In addition, Mr. Mussallem is entitled to severance if he voluntarily terminates his employment during the 30 calendar day period immediately following the one year anniversary of a change in control. Good reason generally includes a material change of the executive's responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status, a relocation in excess of 50 miles of the executive's principal job location, or a reduction of the executive's base salary, incentive plans or benefits. In the event of any such termination, the executive would receive a lump sum payment of the equivalent of: (1) three times the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher), (2) three times the executive's Incentive Pay Objective for the year of termination (or three times the dollar amount of the bonus paid in the preceding year, if higher), (3) a pro-rated bonus for the year of termination, and (4) the cost of three years' COBRA continuation under the

Company's medical and dental plans (together with a gross-up for any federal or state and employment taxes due on such payment). In addition, the executive will be entitled to up to $25,000 per year of outplacement services over the three year period following termination and an amount equal to any excise taxes (together with a gross-up for any federal or state income and employment taxes due on such payment) payable under Section 4999 of the Internal Revenue Code.

        The Company has entered into a change in control severance agreement with Messrs. Solomon and Wood and other executive officers pursuant to which they are entitled to receive severance payments if their employment terminates by reason of a qualifying termination within 24 calendar months following a change in control by reason of either: (a) termination by the Company of his employment without cause, or (b) his voluntary termination for good reason. Good reason generally includes a material diminution in his authorities, duties, or responsibilities, a material relocation of his principal job location or office or a material reduction by the Company of his base compensation. In such event, Messrs. Solomon and Wood would receive a lump sum payment of the equivalent of: (1) two times the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher), (2) two times the executive's Incentive Pay Objective for the year of termination (or the dollar amount of the bonus paid in the preceding year, if higher), (3) a pro-rated Incentive Pay Objective for the year of termination, and (4) the cost of three years' COBRA continuation under the Company's medical and dental plans. In addition, Messrs. Solomon and Wood will receive reasonable outplacement services. If any such payments or benefits to Messrs. Solomon or Wood would constitute a parachute payment under Section 280G of the Internal Revenue Code, then such payments and benefits will be reduced to the extent necessary to maximize net after-tax benefits after taking into account any excise taxes payable by the executive under Section 4999 of the Internal Revenue Code. Receipt of these severance benefits is conditioned upon our receipt from the executive of a general release of any claims against the Company.

        Employment Agreement with Chairman and CEO.    Mr. Mussallem is eligible to receive certain termination benefits under his employment agreement. The employment agreement provides that in the event that Mr. Mussallem is terminated by the Company without cause, the Company will pay him a lump sum cash payment of the equivalent of: (1) two times his highest base salary in the preceding 12 months, (2) his Incentive Pay Objective for the year of termination (or two times the actual bonus paid in the preceding year, if higher), and (3) a pro-rated bonus for the year of termination. In addition, he will receive medical and dental coverage for up to 24 months. However, he will not be entitled to receive any such payments or benefits if he receives payments under the change in control severance agreement.

        In the event of Mr. Mussallem's termination due to retirement, disability or death, he will be paid 50% of his pro-rated target bonus for the year of termination in a lump sum payment within 30 calendar days of termination and additional benefits as determined in accordance with the Company's benefit plans.

        Under the terms of his employment agreement, Mr. Mussallem may not, for a period of 24 months following his termination, employ or solicit for employment any employee or consultant of the Company.

        Acceleration of Equity Awards.    Pursuant to the terms of the Long-Term Stock Program, in the event of a change in control, all outstanding options, restricted stock, and restricted stock units held by all salaried employees will vest in full.

        Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to the Named Executive Officers under their agreements in the termination circumstances indicated below had their employment been terminated on December 31, 2010. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by the Company or its successor. The amounts set forth in these tables represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the triggering event. The Company cautions the reader to consider these limitations in reviewing the following tables.

        For purposes of estimating the amount of payments and benefits payable as a result of a termination following a change in control the Company has made the following assumptions:

  •
  the change in control occurs on December 31, 2010;

  •
  a stock price of $80.84 per share which was the closing stock price on December 31, 2010;

  •
  all Named Executive Officers were terminated on the date of the change in control;

  •
  all accelerated vested options and restricted stock units were cashed out on the date of the change in control; and

  •
  18 months of paid COBRA and an equal amount provided as a lump sum which can be used to purchase medical and dental coverage.

        For purposes of estimating the amount of payments and benefits payable as a result of Mr. Mussallem's termination of employment pursuant to his employment agreement, the Company assumed a termination date of December 31, 2010.

Executive Benefits and Payments Upon Termination: Mr. Mussallem

	Qualifying Termination, Following a Change in Control	Termination Due to Retirement, Disability and or Death	Involuntary Termination by the Company Without Cause
Salary Severance	$2,475,000	—	$1,650,000
Bonus Severance	$3,900,000	—	$2,600,000
Pro Rata Bonus—2010	$825,000	$825,000	$825,000
Stock Option Acceleration	$10,628,233	—	—
Restricted Stock Unit Acceleration	$2,333,406	—	—
Medical and Dental Coverage Continuation	$28,881	—	$19,253
Outplacement	$75,000	—	—
Excise Tax Gross-up(1)	—	—	—

Total	$20,265,520	$825,000	$5,094,253

(1)
Since the total change in control payments does not exceed the safe harbor threshold, none of the severance or benefits payable upon a change in control is subject to excise taxes.

 Executive Benefits and Payments upon Termination: Qualifying Termination,
Following a Change in Control

	Mr. Abate	Mr. Verguet	Mr. Solomon	Mr. Wood
Salary Severance	$1,248,000	$1,490,891	$794,000	$706,000
Bonus Severance	$1,134,000	$1,066,539	$666,000	$680,000
Pro Rata Bonus—2010	$280,000	$284,529	$266,000	$239,000
Stock Option Acceleration	$4,302,535	$7,624,358	$9,211,636	$8,172,927
Restricted Stock Unit Acceleration	$1,859,037	$1,600,632	$1,147,928	$970,080
Medical and Dental Coverage Continuation	$73,840	—	$39,320	$39,320
Outplacement	$75,000	$75,000	$75,000	$75,000
Excise Tax Gross-up	$1,541,618	—	—	—
Cutback(1)	—	—	$(819,763)	$(818,990)

Total	$10,514,030	$12,141,949	$11,380,121	$10,063,337

(1)
Under the Change in Control agreements for Messrs. Solomon and Wood, payments and benefits are reduced to the extent necessary to maximize net after tax benefits after taking into account any excise taxes payable under Section 4999.

        Death and Disability Benefits.    As a member of the Company's European Management Team, Mr. Verguet is entitled to receive certain death and disability benefits over and above those provided to salaried employees at Nyon generally. In the event of the termination of his employment due to disability, Mr. Verguet would be entitled to an additional benefit under the Nyon pension plan equal to 25% of his qualifying salary. Assuming termination of his employment as of December 31, 2010 because of disability, Mr. Verguet would have been entitled to receive $136,300 per year payable for the duration of his life. In the event of his death while employed by the Company, Mr. Verguet would be entitled to an additional lump sum payment equal to 200% of his salary. Assuming his death as of December 31, 2010, Mr. Verguet's death benefit would have been $1,090,100. An exchange rate of 1.04 CHF/USD has been used to convert payments in Swiss Francs into United States dollars.

Nonemployee Director Compensation

        Nonemployee Directors Stock Incentive Program.     In order to align the directors' interests more closely with the interests of the Company's stockholders, the Company has implemented the Company's Nonemployee Directors Program pursuant to which each nonemployee director receives an annual grant of an option for up to 20,000 shares, or a restricted stock units award for up to 8,000 shares, or a combination of an option and restricted stock unit award with a maximum value of $200,000. The Committee recommends the actual amount and type of award for each year within such limitations to the Board for its approval.

        The award is granted on the day after the Company's annual meeting. The exercise price of an option is the closing price of the common stock on the date of the award.

        For purposes of the aggregate limit for a combination award, the value of an option share is equal to its fair value as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board ("FASB") for purposes of the Company's financial statements, and the value of any restricted stock units award is equal to the fair market value of the underlying shares of common stock on the date of such award.

        Each option and restricted stock unit award vests in three equal annual installments upon the individual's completion of each year of service as a Board member measured from the grant date (or over such longer period as determined by the Committee). The individual may elect to receive the shares that vest under restricted stock units in up to three installments commencing upon the expiration of a designated period following vesting of the award. This election must be made in the year prior to the actual award.

        On May 14, 2010, Messrs. Bowlin, Cardis, Ingram, Pyott and von Schack, and Drs. Link and McNeil, each received a restricted stock unit award of 3,974 shares as their annual grant. The restricted stock unit awards vest in three equal installments upon completion of each year of service as a Board member measured from the grant date.

        In addition to the equity awards described above, upon a director's initial election to the Board, the director receives a grant of restricted stock units with a fair market value on grant date of $200,000, not to exceed 10,000 shares, which vest 33 1/3% per year over three years measured from the grant date.

        Nonemployee Director Annual Retainer.     Cash compensation of nonemployee directors in 2010 consisted of a $20,000 annual retainer. The Presiding Director receives an additional annual retainer of $15,000. Chairpersons of the Audit Committee and the Compensation Committee receive an additional annual retainer of $20,000 and $12,000, respectively. A director may elect to receive an option or restricted shares in lieu of the fees as described in "Deferral Election Program," below. Prior to 2010, Director Annual Retainers were paid in advance. Beginning in 2010, all such retainers are paid in arrears.

        Deferral Election Program.     In lieu of all or part of a director's annual cash retainer, the director may elect to receive either an option to purchase shares of common stock or a grant of restricted shares under the Nonemployee Directors Program. If a director makes a timely election and elects to receive a stock option, such option is granted on the date the cash retainer would otherwise have been paid and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director's cash retainer foregone to receive the option. The option is exercisable and vested in full on the grant date and the exercise price per share is the fair market value per share of the common stock on the date of grant, as fair market value is defined in the Nonemployee Directors Program. If a director makes a timely election to receive a restricted share grant, the shares are granted on the date the cash retainer would otherwise have been paid and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock, as fair market value is defined in the Nonemployee Directors Program. The restrictions on the restricted share grant vests upon the director's completion of one year of board service measured from the date of grant.

        On May 14, 2010, Messrs. Bowlin and Pyott each received an option award to purchase 1,592 shares of the Company's common stock in lieu of their annual cash retainer. On the same date, Messrs. Ingram and von Schack and Drs. Link and McNeil each received a grant of 398 restricted shares in lieu of their annual cash retainer.

        Expense Reimbursement Policy.     Directors are reimbursed for travel expenses related to their attendance at Board and committee meetings as well as for the costs of attending director continuing education programs.

        Nonemployee Director Compensation and Equity Awards Tables.     The following table sets forth certain information regarding the compensation earned by or awarded to each nonemployee director during 2010 who served on the Company's Board of Directors in such year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($) (2)	Option Awards($) (2)	All Other Compensation($)	Total($)
Mr. Bowlin	$27,000	$199,912	$17,018	—	$243,930
Mr. Cardis	$40,000	$199,912	—	—	$239,912
Mr. Ingram	—	$219,933	—	—	$219,933
Dr. Link	—	$219,933	—	—	$219,933
Dr. McNeil	—	$219,933	—	—	$219,933
Mr. Pyott	—	$199,912	$17,018	—	$216,930
Mr. von Schack	—	$419,957	—	—	$419,957

(1)
Consists of annual retainer fees and meeting fees for service as a member of the Board. Please see the "Nonemployee Director Annual Retainer" section above. Prior to 2010, all Director Annual Retainers were paid in advance. Beginning in 2010, all such retainers are paid in arrears. Excludes retainer fees deferred into stock-based awards as described in footnote 2 below.

(2)
Includes annual retainer fees deferred under the deferral election program in effect under the Nonemployee Directors Program. Messrs. Bowlin and Pyott each elected to convert their $20,000 annual retainer into stock options and received an option on May 14, 2010 with respect to 1,592 shares at an exercise price per share equal to $50.31. Messrs. Ingram and von Schack and Drs. Link and McNeil each elected to convert their $20,000 annual retainer into 398 restricted shares awarded on May 14, 2010.

Amounts disclosed in these columns reflect the aggregate grant date fair value of the stock award or option.

        The following table sets forth, as of December 31, 2010, the options held by, and stock awards to acquire shares granted to, each nonemployee director under the Company's Nonemployee Directors Program who served on the Company's Board of Directors in 2010:

		Option Awards
Name	Grant Date	Exercise Price	Options Awards Vested and Outstanding(1)	Stock Awards Not Vested(1)
Mr. Bowlin	05/09/2002	$12.89	20,000	—
	07/01/2002	$11.60	6,896	—
	07/01/2005	$21.51	3,718	—
	07/03/2006	$22.72	3,520	—
	05/11/2007	$24.42	3,278	—
	05/09/2008	$27.99	2,860	—
	05/09/2008	—	—	2,200
	05/08/2009	$31.75	2,522	—
	05/08/2009	—	—	4,200
	05/14/2010	$50.31	1,592	—
	05/14/2010	—	—	3,974

Total			44,386	10,374

Mr. Cardis	05/09/2008	—	—	2,200
	05/08/2009	—	—	4,200
	05/14/2010	—	—	3,974

Total			—	10,374

		Option Awards
Name	Grant Date	Exercise Price	Options Awards Vested and Outstanding(1)	Stock Awards Not Vested(1)
Mr. Ingram	05/09/2008	—	—	2,200
	05/08/2009	—	—	4,200
	05/14/2010	—	—	3,974
	05/14/2010	—	—	398

Total			—	10,772

Dr. Link	05/07/2009	—	—	3,178
	05/08/2009	—	—	4,200
	05/14/2010	—	—	3,974
	05/14/2010	—	—	398

Total			—	11,750

Dr. McNeil	05/09/2008	—	—	2,200
	05/08/2009	—	—	4,200
	05/14/2010	—	—	3,974
	05/14/2010	—	—	398

Total			—	10,772

Mr. Pyott	05/09/2002	$12.89	20,000	—
	07/03/2006	$22.72	3,520	—
	05/11/2007	$24.42	3,278	—
	05/09/2008	—	—	2,200
	05/08/2009	$31.75	2,522	—
	05/08/2009	—	—	4,200
	05/14/2010	$50.31	1,592	—
	05/14/2010	—	—	3,974

Total			30,912	10,374

Mr. von Schack	02/11/2010	—	—	4,662
	05/14/2010	—	—	3,974
	05/14/2010	—	—	398

Total			—	9,034

(1)
Amounts shown include annual retainer fees deferred into options and restricted shares that were deferred under the deferral election program, as follows: Mr. Bowlin—24,386 shares; Mr. Cardis—0 shares; Mr. Ingram—398 shares; Dr. Link—398 shares; Dr. McNeil—398 shares; Mr. Pyott—9,320 shares; Mr. von Schack—398 shares.

AUDIT MATTERS

Report of the Audit and Public Policy Committee

        Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws, regulations and ethical business practices. The Company's independent registered public accounting firm, PwC, is responsible for performing an independent audit of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and to issue a report thereon. The Company's independent registered public accounting firm is also responsible for independently auditing the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2010. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for filing with the SEC.

The Audit and Public Policy Committee:
John T. Cardis (Chairperson)
David E.I. Pyott
Wesley W. von Schack

Fees Paid to Principal Accountants

        During 2010, the Company retained its independent registered public accounting firm, PwC, to provide services in the following categories and amounts:

	2010	2009
	(in millions)
Audit Fees	$2.0	$1.9
Audit Related Fees	—	—
Tax Fees	1.0	0.8
All Other Fees	—	—

        Audit Fees.     Amounts paid under "Audit Fees" include aggregate fees for the audit of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting, and the three quarterly reviews of the Company's reports on Form 10-Q and other SEC filings.

        Audit-Related Fees.     There were insignificant or no amounts paid under "Audit Related Fees" in 2010 and 2009.

        Tax Fees.     Amounts paid under "Tax Fees" in 2010 were for tax compliance ($0.7) and consulting ($0.3), and in 2009 were for tax compliance ($0.3) and consulting ($0.5).

         All Other Fees.     There were insignificant or no amounts paid under "All Other Fees" in 2010 and 2009. The Audit Committee has considered the compatibility of the non-audit services provided by PwC with their independence.

Pre-Approval of Services

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee may delegate, and has delegated, pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 28, 2011 by:

  •
  each stockholder known by the Company to own beneficially more than 5% of the common stock;

  •
  each of the Named Executive Officers;

  •
  each of the Company's directors; and

  •
  all of the Company's directors, Named Executive Officers and executive officers as a group.

        The number of shares subject to options that each beneficial owner has the right to acquire on or before April 27, 2011 is listed separately under the column "Number of Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 114,957,292 shares of the Company's common stock outstanding as of February 28, 2011. The address for those individuals for which an address is not otherwise provided is c/o Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Unless otherwise indicated, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Principal Stockholders:
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	16,543,012	—	16,543,012	14.39%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	10,817,935	—	10,817,935	9.41%
BlackRock, Inc(3). 40 East 52nd Street New York, NY 1022	6,750,833	—	6,750,833	5.87%
The Growth Fund of America, Inc.(4) 33 South Hope Street Los Angeles, CA 90071	6,260,800	—	6,260,800	5.45%
Named Executive Officers, Executive Officers and Directors:
Mr. Mussallem	321,159	2,455,124	2,776,283	2.4%
Mr. Abate	49,154	554,432	603,586	*
Mr. Solomon	36,386	82,700	119,086	*
Mr. Verguet	53,054	274,900	327,954	*
Mr. Wood	15,508	110,900	126,408	*
Mr. Bowlin	69,307	44,386	113,693	*
Mr. Cardis(5)	56,928	—	56,928	*
Mr. Ingram	56,302	—	56,302	*
Dr. Link	17,660	—	17,660	*
Dr. McNeil	43,494	—	43,494	*
Mr. Pyott	40,802	30,912	71,714	*
Mr. von Schack	13,034	—	13,034	*
All directors, Named Executive Officers, and executive officers as a group (19 persons)	997,932	4,612,495	5,676,225	4.94%

*
Less than 1%

(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by FMR LLC on its own behalf, on February 14, 2011. The Schedule 13G/A indicates FMR LLC has sole voting power for 195,003 shares and sole dispositive power for 16,543,012 shares.

(2)
Based solely on information contained in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., on its own behalf, on February 10, 2011. The Schedule 13G/A indicates T. Rowe Price Associates, Inc., has sole voting power for 2,949,111 shares and sole dispositive power for 10,817,935 shares.

(3)
Based solely on information contained in the Schedule 13G filed with the SEC by BlackRock, Inc., on its own behalf, on February 4, 2011. The Schedule 13G indicates BlackRock, Inc., has sole voting power and sole dispositive power for 6,750,833 shares.

(4)
Based solely on information contained in the Schedule 13G filed with the SEC by The Growth Fund of America, Inc. on its own behalf, on February 14, 2011. The Schedule 13G indicates The Growth Fund of America, Inc., has sole voting power for 6,260,800 shares.

(5)
The number of shares shown for Mr. Cardis includes 10,000 shares of the Company's common stock pledged pursuant to the terms of a personal loan.

OTHER MATTERS AND BUSINESS

Additional Information

        The Company's Bylaws, Governance Guidelines, Global Business Practice Standards (applicable to all of the Company's employees, executive officers and directors), and charters of each of the Audit Committee and Compensation Committee, are posted under the "Investor Relations—Corporate Governance and Responsibility" section of the Company's website (www.edwards.com).

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company believes that all reports that were required to be filed by the Company's executive officers, directors and beneficial owners of more than 10% of its common stock under Section 16 of the Securities and Exchange Act of 1934 during 2010 were filed on a timely basis.

Related Party Transactions

        The Company or one of its subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include executive officers and directors of the Company, nominees for directors, 5% or more beneficial owners of Company common stock, and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as "related person transactions." Under the Company's Global Business Practice Standards, which are applicable to all employees of the Company and to all members of the Company's Board of Directors, conflicts of interest are prohibited unless approved in accordance with the requirements of such Global Business Practice Standards, which in the case of transactions involving executive officers or directors of the Company, may be given only by the Board of Directors or a Committee of the Board of Directors and must be disclosed promptly to stockholders. Under the Global Business Practice Standards, a conflict of interest includes holding a "significant financial interest" in any company that does business with the Company. A "significant financial interest" is deemed to exist if the related person owns more than 1% of the outstanding capital of a business or if the investment represents more than 5% of the total assets of the related person. The Board of Directors generally considers all relevant factors when determining whether to approve a related person transaction.

Deadline for Receipt of Stockholder Proposals for the 2012 Annual Meeting

        In order for a stockholder proposal to be eligible for inclusion in the Company's Proxy Statement for the 2012 Annual Meeting, the written proposal must be received by the Secretary of the Company at the Company's offices no later than December 2, 2011 and must comply with the requirements of the rules established by the SEC.

        The Company's Bylaws provide that in order for a stockholder proposal to be submitted at the 2012 Annual Meeting, including stockholder nominations for candidates for election as directors, written notice to the Secretary of the Company of such stockholder proposal generally must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. This requirement is independent of the notice required under SEC rules for inclusion of a stockholder proposal in our proxy materials. As a result, stockholders who intend to present proposals at the 2012 Annual Meeting under these provisions, must give written notice of the proposal to the Secretary no earlier than February 3, 2012, and no later than February 28, 2012. However, if the date of the 2012 Annual Meeting is a date that is not within 30 days before or after May 12, 2012, the anniversary date of the 2011 Annual Meeting, notice by the stockholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2012 Annual Meeting is mailed or public disclosure of the date of the 2012 Annual Meeting is made.

        The Company's Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in the Company's Bylaws will not be entertained at the 2012 Annual Meeting. Stockholders should contact the Secretary in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals. The Company did not receive any stockholder nominations or proposals for consideration at the 2011 Annual Meeting.

Annual Report on Form 10-K

        The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614.

By Order of the Board of Directors,

Denise E. Botticelli
Vice President, Associate General Counsel and Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT
THEIR PROXIES PROMPTLY

Appendix A

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(Amended and Restated as of February 10, 2011)

Article 1. Establishment, Objectives, and Duration

        1.1    Establishment of the Program.    Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby amends and restates the incentive compensation plan established April 1, 2000 and known as the "Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program" (hereinafter, as amended and restated, referred to as the "Program"), as set forth in this document. The Program permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and Restricted Stock Units.

        The Program became effective as of April 1, 2000 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

        The Program was amended and restated effective as of July 12, 2000 to clarify the definition of "Subsidiary" and was subsequently further amended and restated as of May 8, 2002, February 20, 2003, February 17, 2005, February 16, 2006, March 6, 2007, February 14, 2008, March 21, 2008, March 20, 2009, February 11, 2010, further amended on March 23, 2010, and further amended and restated as of February 10, 2011.

        1.2    Objectives of the Program.    The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. Awards generally are made in conjunction with services performed by the Participant within the previous twelve (12) months.

        The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

        1.3    Duration of the Program.    The Program shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program's provisions. However, in no event may an Award be granted under the Program on or after April 1, 2018.

Article 2. Definitions

        Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1   "Award" means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.

        2.2   "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.

        2.3   "Board" or "Board of Directors" means the Board of Directors of the Company.

        2.4   "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.4(a), 2.4(c), or 2.4(d) of this Section 2.4) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        2.5   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.6   "Committee" means the Compensation and Governance Committee or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.

        2.7   "Company" means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 16 herein.

        2.8   "Contractor" means an individual providing services to the Company who is not an Employee or member of the Board, and who does not participate in the Edwards Lifesciences Corporation Nonemployee Directors Stock Incentive Program.

        2.9   "Covered Employee" means a Participant who is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

        2.10 "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

        2.11 "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

        2.12 "Employee" means any employee of the Company or of a Subsidiary of the Company. Directors who are employed by the Company shall be considered Employees under this Program.

        2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        2.14 "Fair Market Value" means, the closing price of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

        2.15 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

        2.16 "Insider" shall mean an individual who is, on the relevant date, an officer, director, or beneficial owner of more than ten percent (10%) of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

        2.17 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

        2.18 "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

        2.19 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

        2.20 "Participant" means an Employee or Contractor who has been selected to receive an Award or who has outstanding an Award granted under the Program.

        2.21 "Performance-Based Exception" means the performance- based exception from the tax deductibility limitations of Code Section 162(m) applicable to compensation payable to Covered Employees.

        2.22 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

        2.23 "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

        2.24 "Restricted Stock Units" means an Award granted to a Participant pursuant to Article 8 herein.

        2.25 "Retirement" means, unless otherwise defined in the applicable Award Agreement, any termination of an Employee's employment or a Contractor's service after age fifty-five (55) other than due to death, Disability or, with respect to Awards made after May 8, 2002, Cause, provided that such Employee or Contractor has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant's number of years of service with the Company and Baxter International Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant's original date of hire as an Employee or Contractor with the Company or Baxter International Inc. to the Participant's date of employment or service termination. Employment or service with Baxter International Inc. shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company. For purposes of this definition, unless defined otherwise in the applicable Award Agreement, "Cause" means: (a) a Participant's willful and continued failure to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from Disability); (b) a Participant's willfully engaging in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or (c) a Participant's having been convicted of a felony. For the purpose of determining "Cause," no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or a Subsidiary.

        2.26 "Shares" means the shares of common stock of the Company.

        2.27 "Subsidiary" means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article 3. Administration

        3.1    General.    The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board, which shall consist of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the E xchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code, except as otherwise determined by the Board. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board.

        The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided, however, that the Committee shall not be able to delegate its authority with respect to: (i) granting Awards to Insiders; (ii) granting Awards that are intended to qualify for the Performance-Based Exception; and (iii) certifying that any performance goals and other material terms attributable to Awards that are intended to qualify for the Performance-Based Exception have been satisfied.

        3.2    Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 14, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate, or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) to design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that no outstanding Option will be amended to lower the exercise price or will be canceled for the purpose of reissuing such Option to a Participant at a lower exercise price (other than, in both cases, pursuant to Section 5.4) without the approval of the Company's stockholders. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

        3.3    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, directors, Employees, Contractors, Participants, and their estates and beneficiaries.

 Article 4. Eligibility and Participation

        4.1    Eligibility.    Persons eligible to participate in this Program shall include all Employees and Contractors. Directors who are not Employees of the Company shall not be eligible to participate in the Program.

        4.2    Actual Participation.    Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Employees and Contractors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Shares Subject to the Program and Maximum Awards

        5.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be forty five million nine hundred thousand (45,900,000) Shares. No more than three million six hundred thousand (3,600,000) Shares reserved for issuance under the Program may be granted in the form of Shares of Restricted Stock or Restricted Stock Units. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Program. The following rules shall apply to grants of such Awards under the Program:

  (a)
  Options:    The maximum aggregate number of Shares that may be granted in the form of Options in any one (1) fiscal year to any one (1) Participant shall be two million (2,000,000).

  (b)
  Restricted Stock and Restricted Stock Units: The maximum aggregate number of Shares that may be granted in the form of Restricted Stock and Restricted Stock Units in any one (1) fiscal year to any one (1) Participant shall be four hundred thousand (400,000).

        5.2    Type of Shares.    Shares issued under the Program in connection with Stock Options or Restricted Stock Units may be authorized and unissued Shares or issued Shares held as treasury Shares. Shares issued under the Program in connection with Restricted Stock shall be issued Shares held as treasury Shares; provided, however, that authorized and unissued Shares may be issued in connection with Restricted Stock to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

        5.3    Reuse of Shares.

  (a)
  General.    In the event of the expiration or termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available as Awards under the Program.

  (b)
  Restricted Stock.    In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available as Awards under the Program.

  (c)
  Limitation.    Notwithstanding the provisions of Sections 5.3(a) or 5.3(b) above, the following Shares shall not be available for reissuance under the Program: (i) Shares which are withheld from any Award or payment under the Program to satisfy tax withholding obligations; (ii) Shares which are surrendered to fulfill tax obligations incurred under the Program; and (iii) Shares which are surrendered in payment of the Option Price upon the exercise of an Option.

        5.4    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program, and in the Award limits set forth in Section 5.1, as shall be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 6. Stock Options

        6.1    Grant of Options.    Subject to the terms and provisions of the Program, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. If all or any portion of the exercise price or taxes incurred in connection with the exercise are paid by delivery (or, in the case of payment of taxes, by withholding of Shares) of other Shares of the Company, the Options may provide for the grant of replacement Options.

        6.2    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

        6.3    Option Price.    The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4    Duration of Options.    Each Option granted to a Participant on or after February 16, 2006 shall expire at such time, not later than the seventh (7th) anniversary date of its grant, as the Committee shall determine.

        6.5    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that each option shall become exercisable over a minimum period of three (3) years measured from the date of grant of the option.

        6.6    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice (or such other form of notice as the Company may specify) of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory "cashless exercise" notice).

        The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months, or such shorter or longer period, if any, as is necessary to avoid variable accounting treatment); (c) by a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time; (d) by any other means which the Committee determines to be consistent with the Program's purpose and applicable law; or (e) by a combination of two or more of (a) through (d).

        Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory "cashless exercise" notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).

        6.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

        6.8    Termination of Employment or Service.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

        6.9    Nontransferability of Options.

  (a)
  Incentive Stock Options. No ISO granted under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Program shall be exercisable during his or her lifetime only by such Participant.

  (b)
  Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

        6.10    Substitution of Cash.    Unless otherwise provided in a Participant's Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 14.2), in the event of a Change in Control in which the Company's stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders in any transaction whereby the Change in Control takes place, or (ii) the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.

Article 7. Restricted Stock

        7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Program, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

        7.2    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. The Period of Restriction shall be a minimum of three (3) years measured from the grant date of the Restricted Stock.

        7.3    Restriction on Transferability.    Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.

        7.4    Other Restrictions.    Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of employment or service as a Contractor with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.

  (b)
  A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her employment or service as a Contractor during the Period of Restriction.

  (c)
  A prohibition against employment of Participants holding Shares of Restricted Stock by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such Shares are certificated, in the sole discretion of the Committee, may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.

        Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under any applicable securities law) by the Participant after the last day of the applicable Period of Restriction.

        7.5    Voting Rights.    Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.

        7.6    Dividends and Other Distributions.    Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

        7.7    Termination of Employment or Service.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 8. Restricted Stock Units

        8.1.    Restricted Stock Units Awards.    Subject to the terms and conditions of the Program, the Committee, at any time and from time to time, may issue Restricted Stock Units which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).

        8.2.    Restricted Stock Units Award Agreement.    Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine. Restricted Stock Units shall vest over a minimum period of three (3) years measured from the grant date of the award.

        8.3.    Restrictions.    The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.

  (b)
  A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant's employment or service as a Contractor during the vesting period.

  (c)
  A prohibition against employment of Participants holding Restricted Stock Units by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Except as otherwise provided in this Article 8, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.

        8.4.    Stockholder Rights.    Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.

        8.5.    Termination of Employment or Service.    Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 9. Performance Measures

        Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

  (i)
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  (ii)
  earnings per share;

  (iii)
  net income (before or after taxes) or operating income;

  (iv)
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  (v)
  sales or revenue targets;

  (vi)
  market to book value ratio;

  (vii)
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  (viii)
  market share;

  (ix)
  cost reduction goals;

  (x)
  budget comparisons;

  (xi)
  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

  (xii)
  measures of customer satisfaction;

  (xiii)
  share price (including, but not limited to, growth measures and total shareholder return);

  (xiv)
  working capital;

  (xv)
  economic value added;

  (xvi)
  percentage of sales generated by new products;

  (xvii)
  progress of research and development projects or milestones;

  (xviii)
  growth in sales of products or product-lines;

  (ix)
  any combination of, or a specified increase in, any of the foregoing; and

  (x)
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Subject to the terms of the Program, each of these measures shall be defined by the Committee on a corporation, subsidiary, group or division basis or in comparison with peer group performance, and may include or exclude specified extraordinary items, as determined by the Company's auditors.

        The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals or the size of Awards; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward in terms of either the degree of goal attainment or size (but the Committee shall retain the discretion to adjust the degree of goal attainment or the size of the Awards downward).

        In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 10. Beneficiary Designation

        Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

 Article 11. Deferrals

        The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rulings promulgated thereunder.

Article 12. Rights of Employees and Contractors

        12.1    Employment.    Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate at any time any Participant's employment or service to the Company as a Contractor, nor confer upon any Participant any right to continue in the employ of the Company or to provide services to the Company as a Contractor.

        12.2    Participation.    No Employee or Contractor shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

        Except as may otherwise be provided in a Participant's Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a)
  Any and all Options granted hereunder shall become immediately exercisable, and, if granted before May 8, 2002, shall remain exercisable throughout their entire term;

  (b)
  Any restriction periods and restrictions imposed on Shares of Restricted Stock and Restricted Stock Units that are not performance-based shall lapse;

  (c)
  The vesting of all performance-based Awards denominated in Shares such as performance-based Restricted Stock and Restricted Stock Units shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period(s) which has elapsed prior to the Change in Control; provided, however, that if an Option or Share of Restricted Stock or Restricted Stock Unit granted after May 8, 2002 becomes exercisable or vests only after either (i) a minimum fixed period of employment or service (the duration of which is determined by the Committee at the time of the grant of the Award) or (ii) the earlier achievement of a performance-related goal, its exercisability or vesting shall not automatically accelerate in full in accordance with Article 13 (a) or (b) above, but may accelerate if and to the extent provided in the applicable Award Agreement.

Article 14. Amendment, Modification, and Termination

        14.1    Amendment, Modification, and Termination.    Subject to the terms of the Program, including Section 14.2, the Board may at any time and from time to time, alter, amend, suspend or terminate the Program in whole or in part. However, stockholder approval shall be required for any amendment of the Program that (a) materially increases the number of Shares available for issuance under the Program (other than pursuant to Article 5.4), (b) expands the type of awards available under the Program, (c) materially expands the class of participants eligible to receive Awards under the Program, (d) materially extends the term of the Program, (e) materially changes the method of determining the Option Price under the Program, or (f) deletes or limits any provision of the Program prohibiting the repricing of Options. The Committee may amend Awards previously granted under the Program.

        14.2    Awards Previously Granted.    Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10 hereof), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.

Article 15. Compliance with Applicable Law and Withholding

        15.1    General.    The granting of Awards and the issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:

  (a)
  The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

  (b)
  Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

  (c)
  With respect to any person who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

  (d)
  If, at any time, the Company, determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        15.2    Securities Law Compliance.    With respect to Insiders, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

        15.3    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

        15.4    Share Withholding.    Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.

 Article 16. Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17. Successors

        All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

        18.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        18.2    Severability.    In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

        18.3    Governing Law.    To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.

* * *

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2011.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/EWLS • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA.
  US territories & Canada any time on a touch tone telephone.
  There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	1234 5678 9012 345

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

A    Proposals—The Board of Directors recommends a vote FOR both nominees for election as directors, FOR Proposals 2, 3, and 5, and FOR holding a vote on executive compensation every THREE YEARS for Proposal 4.

1.	Election of Directors: 01—John T. Cardis	02—David E.I. Pyott

2.	Approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program.	3.	To approve, by non-binding vote, executive compensation.
4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	5.	Ratification of appointment of the independent registered public accounting firm.

B    Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

ON-LINE ANNUAL MEETING MATERIALS (www.computershare.com/econsent)

Although you received these materials by regular mail this year, you can still vote your shares conveniently on-line or by telephone. Please see the instructions on the reverse side. Additionally, you may choose to receive future Annual Meeting materials (annual report, notice of annual meeting, proxy statement and proxy card) on-line. By choosing to become one of Edwards Lifesciences Corporation's future electronic recipients, you help support Edwards Lifesciences Corporation in its efforts to control printing and postage costs.

If you choose the option of electronic delivery and voting on-line, you will receive an email before all future annual and/or special meetings of stockholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote.

\/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \/

Proxy—Edwards Lifesciences Corporation

Proxy for Annual Meeting on May 12, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert A. Ingram, William J. Link, Ph.D., and Wesley W. von Schack proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the others, to represent and to vote all shares of stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Edwards Lifesciences Corporation to be held at the corporate headquarters of Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, on Thursday, May 12, 2011, at 10:00 a.m., Pacific Daylight Time, and any adjournments thereof, on the proposals described in the Proxy Statement and all other matters properly coming before the meeting in accordance with the instructions on the reverse side.

This proxy revokes all proxies previously given by the undersigned to vote at such meeting and any adjournments thereof. This proxy will also serve to instruct the trustees of Edwards Lifesciences Corporation 401(k) Saving and Investment Plan and the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan to vote in accordance with the instructions on the reverse side all shares held for the undersigned in such plans. For shares in your Savings and Investment Plan account, voting instructions submitted over the internet, by telephone or by mail must be received by the Trustees by 11:59 p.m., Eastern Daylight Time, on Wednesday, May 11, 2011. The Trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received.

IMPORTANT—This Proxy Must Be Signed and Dated On the Reverse Side If Voting By Mail.